Exhibit 2.2

EXECUTION COPY

INTEREST PURCHASE AGREEMENT

by and among

LEDGER HOLDINGS INC.,

M 7 holdings, llc

and

Solely for purposes of Article I, Article III, Section 4.2, Section 4.3, Section 4.6, Section 4.8,

Section 4.16, Article V, Section 7.2 and Article VIII

miami international holdings, inc.

Dated as of April 25, 2023

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3.4	Litigation	21
3.5	Compliance with Laws	21
3.6	Available Funds	21
3.7	Investment Intent	21
3.8	Brokers and Finders	22
3.9	No Other Representations or Warranties	22

	Article IV

	Covenants

4.1	Interim Operations of the Company	23
4.2	Cooperation and Efforts to Consummate Transactions; Status Updates	26
4.3	Regulatory Filings/Approvals	27
4.4	Third-Party Consents	29
4.5	Access and Reports	30
4.6	Publicity	30
4.7	Employee Benefits	31
4.8	Confidentiality	33
4.9	Tax Matters	33
4.10	Section 280G	35
4.11	Intercompany Arrangements	35
4.12	Maintenance of Books and Records	35
4.13	Trademark, Domain Name and Intellectual Property Assignment	36
4.14	Intellectual Property Matters	37
4.15	Cash Distributions	38
4.16	Further Assurances	38

	Article V

	bankruptcy matters

5.1	Successful Bidder	38
5.2	Bankruptcy Court Filings	38
5.3	Sale of Claims	39
5.4	Sale Order	40

	Article VI

	Conditions

6.1	Conditions to Each Party’s Obligation to Consummate the Transactions	40
6.2	Conditions to Obligations of the Buyer	41
6.3	Conditions to Obligations of the Seller	42
6.4	Frustration of Closing Conditions	43

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	Article VII

	Termination

7.1	Termination	43
7.2	Effect of Termination; Purchase Price Deposit	45

	Article VIII

	Miscellaneous and General

8.1	Survival	46
8.2	Entire Agreement; Amendment; Waiver	46
8.3	Expenses	46
8.4	Counterparts	47
8.5	Governing Law	47
8.6	Specific Performance	47
8.7	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	47
8.8	Notices	48
8.9	Severability	49
8.10	Assignment; Third-Party Beneficiaries	49
8.11	Interpretation; Construction	50
8.12	Guarantee	51

Exhibits

Exhibit A – Definitions
Exhibit B – Form of Sale Order Exhibit C – Form of Instrument of Assignment Exhibit D – Form of Assumption and Assignment Agreement Exhibit E – Form of Short Form Trademark Assignment Agreement
Exhibit F – Form of Short Form Domain Name Assignment Agreement Exhibit G – Form of Intellectual Property Assignment Agreement
Exhibit H – Net Working Capital Exhibit I – Form of Employee Claim Waiver

Schedules

Seller Disclosure Schedule

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INTEREST purchase AGREEMENT

THIS INTEREST PURCHASE AGREEMENT (including the Exhibits and Schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of April 25, 2023 (the “Execution Date”), is made by and among Ledger Holdings Inc., a Delaware corporation (the “Seller”), M 7 Holdings, LLC, a Delaware limited liability company (the “Buyer”) and, solely for purposes of Article I, Article III, Section 4.2, Section 4.3, Section 4.6, Section 4.8, Section 4.16, Article V, Section 7.2 and Article VIII, Miami International Holdings, Inc., a Delaware corporation (“Guarantor”). The Seller and the Buyer are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the Execution Date, the Seller owns all of the issued and outstanding membership interests (the “Interests”) of LedgerX LLC, a Delaware limited liability company (the “Company”);

WHEREAS, on November 11, 2022 and November 14, 2022, the Seller and certain of its Affiliates, not including the Company (collectively, the “Debtors”), commenced voluntary proceedings under Chapter 11 of the Bankruptcy Code by filing petitions for relief in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases were administratively consolidated for procedural purposes only as In re FTX Trading Ltd., et al. (Case No. 22-11068 (JTD)) (collectively, the “Bankruptcy Proceeding”);

WHEREAS, on January 12, 2023, the Bankruptcy Court entered an order (the “Bid Procedures Order”) approving bid procedures for the sale of certain assets of the Debtors, including the Interests (the “Bid Procedures”), establishing procedures for the Debtors to award stalking horse bid protections in connection with the Seller’s entry into a stalking horse purchase agreement, scheduling an auction (an “Auction”) for, and a hearing (a “Sale Hearing”) to approve, the sale of the Interests, approving the form and manner of notices of Auction and Sale Hearing and approving contract assumption and assignment procedures, among other things;

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the Interests, free and clear of any Liens (other than any Permitted Encumbrances), in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105 and 363 of the Bankruptcy Code, and in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the Local Rules of Bankruptcy Practice and Procedure of the Bankruptcy Court, all upon the terms and subject to the conditions set forth in this Agreement and subject to entry of the Sale Order;

WHEREAS, prior to the execution of this Agreement, the Buyer has delivered to Western Alliance Bank (the “Escrow Agent”) a deposit in the sum of $3,500,000 (together with all interest earned thereon, the “Deposit Amount,” and the account into which such deposit is made, the “Escrow Account”); and

WHEREAS, the Seller, the Buyer and Guarantor desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

Article I

Purchase and Sale; Payment; Closing; Closing Deliveries

1.1            Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, assign, convey, transfer and deliver to the Buyer, and the Buyer agrees to purchase and accept from the Seller, all of the Interests, the Assumed Contracts and the Acquired Claims and Coverage Claims (each as defined in Section 5.3), free and clear of any Liens (other than any Permitted Encumbrances in the case of the Interests), at the Closing for an aggregate amount in cash equal to $35,000,000 (the “Purchase Price”), subject to adjustment pursuant to Section 1.4.

1.2            Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (the “Closing”) will take place at 9:00 a.m., Eastern Time, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004 or remotely via electronic exchange of documents and signatures, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the last condition in Article VI to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable Law, waiver of those conditions) or at such other time and place as the Buyer and the Seller mutually agree (the “Closing Date”).

1.3            Deliveries at Closing.

(a)            By the Seller. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (or at such later time as may be specified below), the Seller shall deliver or cause to be delivered to the Buyer:

(i)            a duly executed “certificate of non-foreign status,” in a form reasonably acceptable to the Buyer, that complies with the requirements of Treasury Regulation Section 1.1445-2(b); provided, however, that the Buyer’s sole right if the Seller fails to provide such certificate shall be to make an appropriate withholding under Section 1445 of the Code;

(ii)           an IRS Form W-9;

(iii)          the Instrument of Assignment, duly executed by the Seller;

(iv)          duly executed counterpart(s) to one or more assumption and assignment agreements with respect to the Assumed Contracts, substantially in the form attached hereto as Exhibit D (each, an “Assumption and Assignment Agreement”);

(v)           the Intellectual Property Assignment Agreement, the Short Form Trademark Assignment Agreement and the Short Form Domain Name Assignment Agreement, in each case, duly executed by the Seller on the one hand, and the Company, on the other hand;

(vi)          a counterpart to a joint instruction to the Escrow Agent, instructing the Escrow Agent to release the Deposit Amount minus the Deposit Adjustment Amount to the Seller;

(vii)         the certificate contemplated by Section 6.2(d); and

(viii)        the Debtors’ Assignment of Claims, duly executed by each Debtor.

(b)           By the Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall deliver or cause to be delivered:

(i)            a counterpart to a joint instruction to the Escrow Agent, instructing the Escrow Agent to release the Deposit Amount minus the Deposit Adjustment Amount to the Seller;

(ii)           by wire transfer of immediately available funds to the Seller, an amount equal to the Closing Date Payment;

(iii)          duly executed counterpart(s) to the Assumption and Assignment Agreements; and

(iv)          the certificate contemplated by Section 6.3(c).

1.4           Closing Statement. No later than four (4) Business Days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a statement (the “Estimated Closing Statement”), together with supporting documentation used by the Seller in calculating the amounts set forth therein, setting forth (a) a good faith estimate of the Net Working Capital (the “Closing Net Working Capital Amount”), Indebtedness (the “Closing Indebtedness Amount”), Operating Cash (the “Closing Operating Cash Amount”) and Regulatory Cash (the “Closing Regulatory Cash Amount”) of the Company as of the Closing Date, (b) a calculation of the Closing Date Payment and (c) a demonstration of the Company’s compliance with the financial resources requirements under CFTC Regulations Part 37, Subpart N, 38.1101, and 39.11, in each case as of the Closing; provided that such demonstration may be satisfied by the Company providing (i) reports in the format of the quarterly reports provided under CFTC Regulations 37.1306(a), 38.1101(f) and 39.11(f), (ii) any other reports or documentation provided by the Company to the CFTC in connection with the financial resources requirements referenced in the foregoing clause (i), and (iii) a list of the locations at which the Company custodies its proprietary, member, and if any, non-member customer property assets, in each case, with information brought down to the date of the Estimated Closing Statement and prepared in accordance with the Company’s internal procedures and controls applicable to the preparation of such reports, and, to the extent that such information reflects (x) that the Company has financial resources in compliance with the applicable requirements of the CFTC Regulations set forth in this clause (c) and (y) the maintenance of the Company’s proprietary, member, and if any, non-member customer property assets, in locations required by applicable CFTC Regulations. The Seller shall: (i) consider in good faith any potential adjustments to the Estimated Closing Statement delivered by the Buyer to the Seller; and (ii) address any arithmetic or calculation errors with respect to the Estimated Closing Statement presented by the Buyer, in each case, no later than two (2) Business Days prior to the Closing Date, and revise and reissue the Estimated Closing Statement with such revisions that the Seller has determined are appropriate to the Buyer within one (1) Business Day prior to the Closing Date; provided that if the Buyer and the Seller fail to mutually agree upon revisions in the Estimated Closing Statement on or prior to the second (2nd) Business Day prior to the Closing Date, then (x) neither the Buyer nor the Seller shall delay the Closing because of such failure, (y) any revisions in the Estimated Closing Statement mutually agreed between the Buyer and the Seller shall be used in determination of the Closing Date Payment, and (z) as to any other items, the amounts set forth in the Estimated Closing Statement as determined by the Seller, without any adjustment, shall be the amounts used in the determination of the Closing Date Payment (and which shall be paid by the Buyer to the Seller at Closing). For the avoidance of doubt, all references to Operating Cash in this Section 1.4 shall exclude Restricted Cash.

1.5            Determination of Final Purchase Price.

(a)            As soon as reasonably practicable following the Closing (but no later than thirty (30) days after the Closing Date), the Buyer shall deliver to the Seller a statement (the “Buyer Adjustment Report”) setting forth in reasonable detail the Buyer’s good-faith calculation of the Closing Net Working Capital Amount, the Closing Indebtedness Amount, the Closing Operating Cash Amount and the Closing Regulatory Cash Amount, each as of the Closing Date, together with supporting documentation used by the Buyer in calculating the amounts set forth therein. If the Buyer fails to deliver the Buyer Adjustment Report prior to 5:00 p.m., Eastern Time, on the 30th day after the Closing Date, the Buyer shall be deemed to have irrevocably accepted the Estimated Closing Statement and the Additional Payment amount shall be deemed to be zero hereunder.

(b)            The following procedures shall apply with respect to the review of the Buyer Adjustment Report:

(i)            The Seller shall have a period of thirty (30) days after receipt by the Seller of the Buyer Adjustment Report to review such report (the “Review Period”). Following the delivery of the Buyer Adjustment Report and prior to the final determination of the Final Closing Statement, the Buyer shall make available to the Seller and its Representatives reasonable access during normal business hours to the personnel of the Buyer and the Company (and if applicable, Buyer’s Affiliates), Representatives of the Buyer, and the Books and Records of the Buyer and the Company, in each case used by the Buyer in its preparation of the Buyer Adjustment Report, in connection with the Seller’s review of the Buyer Adjustment Report and any dispute with respect thereto as contemplated by this Section 1.5.

(ii)            If the Seller does not deliver to the Buyer a written statement describing any objections the Seller has to the Buyer Adjustment Report (a “Notice of Disagreement”) on or before 5:00 p.m., Eastern Time, on the final day of the Review Period, then the Seller shall be deemed to have irrevocably accepted such Buyer Adjustment Report, and such Buyer Adjustment Report shall be deemed to be the “Final Closing Statement” for purposes of the payment (if any) contemplated by Section 1.5(c). If the Seller delivers to the Buyer a Notice of Disagreement on or before the final day of the Review Period, then the Buyer and the Seller shall attempt to resolve in good faith the matters contained in the Notice of Disagreement within fifteen (15) days after the Buyer’s receipt of the Notice of Disagreement (the “Resolution Period”). If the Buyer and the Seller reach a resolution with respect to such matters on or before the final day of the Resolution Period, then the Buyer Adjustment Report, as modified by such resolution, shall be deemed to be the “Final Closing Statement” for purposes of the payment (if any) contemplated by Section 1.5(c).

(iii)            If such a resolution is not reached on or before the final day of the Resolution Period, then the Buyer and the Seller shall promptly (and in any event no later than fifteen (15) days after the last day of the Resolution Period) retain the Accounting Firm (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Accounting Firm for resolution in accordance with this Section 1.5(b)(iii). The Accounting Firm will be instructed to: (A) make a final determination on an expedited basis (and in any event within thirty (30) days after submission of the Disputed Items) with respect to each of the Disputed Items (and only the Disputed Items) that is within the range of the respective positions taken by each of the Buyer and the Seller; and (B) prepare and deliver to the Buyer and the Seller a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Accounting Firm’s Report”). The Accounting Firm shall act as an expert and not an arbitrator and shall make its determination based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review. During the ten (10) days after submission of the Disputed Items to the Accounting Firm, each of the Buyer and the Seller may provide the Accounting Firm with a definitive statement in writing of its positions with respect to the Disputed Items (and only the Disputed Items). The Accounting Firm will be provided with reasonable access to the Books and Records for purposes of making its final determination with respect to the Disputed Items, and the Buyer, the Seller and the Company shall otherwise reasonably cooperate with the Accounting Firm in connection therewith. Each of the Buyer and the Seller agrees that: (1) the Accounting Firm’s determination with respect to each Disputed Item as reflected in the Accounting Firm’s Report shall be deemed to be final, conclusive, binding and non-appealable; (2) the Buyer Adjustment Report, as modified by any changes thereto in accordance with the Accounting Firm’s Report, shall be deemed to be the “Final Closing Statement” for purposes of the payment (if any) contemplated by Section 1.5(c); and (3) the procedures set forth in this Section 1.5 shall be the sole and exclusive remedy with respect to the final determination of the Final Closing Statement. The fees and expenses of the Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller, on the one hand, and the Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.

(c)           Within two (2) Business Days after the determination of the Final Closing Statement in accordance with this Section 1.5 (including by failure to timely deliver the Buyer Adjustment Report or a Notice of Disagreement, as applicable):

(i)            if the Additional Payment Amount is a positive number, then (A) the Buyer shall pay an amount in cash equal to the lesser of (x) the Additional Payment Amount or (y) the Deposit Adjustment Amount to the Seller by wire transfer of immediately available funds to an account of the Seller designated in writing by the Seller and (B) the Buyer and the Seller shall execute and deliver a joint instruction to the Escrow Agent, instructing the Escrow Agent to release the Deposit Adjustment Amount to an account of the Seller designated in writing by the Seller;

(ii)            if the Additional Payment Amount is a negative number, then the Buyer and the Seller shall execute and deliver a joint instruction to the Escrow Agent, instructing the Escrow Agent to release (1) the Additional Payment Amount to an account of the Buyer designated in writing by the Buyer and (2) after delivery of the Additional Payment Amount to the Buyer in accordance with the foregoing clause (1), any remaining portion of the Deposit Adjustment Amount to an account of the Seller designated in writing by the Seller; provided, that in no event shall such payment amount exceed the amount of cash remaining in the Escrow Account, and the Buyer waives any right to receive any such excess portion of the Additional Payment Amount; and

(iii)         if the Additional Payment Amount is zero then the Buyer and the Seller shall execute and deliver a joint instruction to the Escrow Agent, instructing the Escrow Agent to release the Deposit Adjustment Amount to an account of the Seller designated in writing by the Seller.

1.6            Assumption and Assignment of Certain Contracts; Rejection of Outbound Intellectual Property Licenses.

(a)            Subject to the provisions of this Section 1.6, section 365 of the Bankruptcy Code, the Bid Procedures Order and applicable Order(s) of the Bankruptcy Court authorizing the assumption and assignment of such Contracts, at the Closing, the Seller shall assume and assign to the Buyer, and the Buyer shall assume, the entirety of the Seller’s right, title and interest in and to each Contract listed on Section 1.6(a) of the Seller Disclosure Schedule as of the Closing with respect to which an order has been entered by the Bankruptcy Court (which may be the Sale Order) authorizing the assumption and assignment of such Contract (such Contracts collectively, the “Assumed Contracts”).

(b)            The Buyer shall pay all Cure Costs in respect of the Assumed Contracts, which shall not be the obligation, liability or responsibility of the Seller. The Buyer has delivered evidence of the Buyer’s ability to comply with section 365 of the Bankruptcy Code, including adequate assurances of any future performance, in connection with the assumption and assignment of the Assumed Contracts designated as of the Execution Date or, with respect to Contracts designated by the Buyer as Assumed Contracts following the Execution Date pursuant to Section 1.6(d), will deliver such evidence concurrently with such designation.

(c)            The Debtors filed with the Bankruptcy Court on February 6, 2023, a notice (the “Initial Assignment Notice”) in the form approved by the Bid Procedures Order and served such Initial Assignment Notice by first-class mail (and/or by email, as applicable) on each non-Debtor contract counterparty (each, a “Counterparty”) to those certain executory contracts that the Seller may, in its discretion, assume and assign in connection with the Transactions. To the extent the Assumed Contracts include executory contracts not included in the Initial Assignment Notice or previously proposed amounts of Cure Costs have been modified, the Seller shall file with the Bankruptcy Court and serve by first-class mail (and/or by email, as applicable) on each impacted Counterparty additional notices in accordance with the Bid Procedures Order.

(d)            From time to time following the date hereof until ten (10) Business Days prior to the Closing Date (the “Designation Deadline”), the Buyer may, in its sole discretion, notify the Seller in writing of a Contract listed on Section 1.6(d) of the Seller Disclosure Schedule that the Buyer wishes to add as an Assumed Contract or (ii) notify the Seller in writing of a Contract previously designated to be an Assumed Contract that Buyer wishes to remove as an Assumed Contract, and in each case any such Contract that the Buyer wishes to add or remove as an Assumed Contract shall be automatically deemed added to or deleted from Section 1.6(a) of the Seller Disclosure Schedule, as applicable, in each case, without any adjustment to the Purchase Price.

(e)            Subject to the provisions of this Section 1.6, section 365 of the Bankruptcy Code, the Bid Procedures Order and applicable Order(s) of the Bankruptcy Court, prior to the Closing, Seller shall file a motion to reject, which motion the Seller shall use commercially reasonable efforts to have heard and approved by the Bankruptcy Court prior to the Closing, and take all actions (including actions required under section 365 of the Bankruptcy Code) reasonably necessary to reject any Outbound Intellectual Property Licenses (other than such licenses granted by the Company) that: (i) are executory contracts; and (ii) Buyer notifies the Seller of in writing before the Designation Deadline.

(f)            In accordance with the Bid Procedures Order, the Seller shall request that, by virtue of the Seller providing 14 days’ (or such other period as required by the Bid Procedures Order) prior notice of its intent to assume and assign any Assumed Contract, the Bankruptcy Court deem any Counterparty to such Assumed Contract that does not file an objection with the Bankruptcy Court during such notice period to have given any Necessary Consent to the assumption of the Assumed Contract by the Seller and assignment to the Buyer.

(g)            The Seller shall use its commercially reasonable efforts to obtain one or more Orders of the Bankruptcy Court, which Order(s) shall be in form and substance reasonably acceptable to the Buyer, and shall reflect the terms and conditions set forth herein, to assume and assign the Assumed Contracts to the Buyer on the terms set forth in this Section 1.6.

(h)            Notwithstanding the foregoing, a Contract shall not be an Assumed Contract hereunder and shall not be assigned to, or assumed by, the Buyer at the Closing to the extent that such Contract is: (i) deemed rejected under section 365 of the Bankruptcy Code as agreed pursuant to Section 1.6(d) and Section 1.6(e); or (ii) the subject of a timely objection to assignment or assumption or requires a Necessary Consent of any Governmental Entity or other third party (other than, and in addition to, that of the Bankruptcy Court) in order to permit the assignment by the Seller to the Buyer, and the assumption by the Buyer, of such Contract pursuant to section 365 of the Bankruptcy Code, and such objection has not been resolved or overruled or such Necessary Consent (as defined below) has not been obtained prior to the Closing.

(i)            Upon objection by a Contract counterparty to the proposed Cure Costs asserted by the Seller with regard to any Contract intended to be an Assumed Contract hereunder (such contract, a “Disputed Contract”), the Seller shall, at the Buyer’s prior written direction, either settle the objection of such party or shall litigate such objection (in each case, at the Buyer’s sole expense, whether prior to or after Closing). In no event shall the Seller settle a Cure Costs objection with regard to any Contract without the express written consent of the Buyer (with an email consent being sufficient). Upon entry of an Order determining any Cure Costs regarding any Disputed Contract (the “Disputed Contract Order”), the Buyer shall have the option not to assume the Disputed Contract.

(j)            Subject to Section 1.6(k), at or prior to the Closing, the Seller shall assign to the Company, and the Company shall assume, the entirety of the Seller’s right, title and interest in and to each Contract listed on Section 1.6(j) of the Seller Disclosure Schedule (such Contracts collectively, the “Non-Executory Assigned Contracts” and, together with Assumed Contracts, the “Assigned Contracts”), in each case free and clear of any Liens other than any Permitted Encumbrances.

(k)            Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not effect the assignment or transfer of any Assigned Contract or any claim or right or any benefit arising thereunder if: (i) (A) prohibited by applicable Law, (B) an attempted assignment or transfer thereof would be reasonably likely to subject the Buyer, its Affiliates or any of its or their respective Representatives to civil or criminal liability, or (C) an attempted assignment or transfer thereof, without the approval, authorization, consent or waiver of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach, default or violation thereof or of any Law or Order or in any way adversely affect the rights of the Company or the Buyer (as the case may be) thereunder; or (ii) the Bankruptcy Court has not entered an Order approving such assignment or transfer (if applicable). In the event that such assignment or transfer is subject to such Necessary Consent being obtained, the Seller and the Buyer will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Assigned Contract or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to the Company or the Buyer, as the case may be, as the Buyer may reasonably request and the Seller and the Buyer shall cooperate in good faith in any lawful and commercially reasonable arrangement reasonably proposed by the Buyer, including subcontracting, licensing or sublicensing, all of Seller’s rights and obligations with respect to any such Contract; provided, however, that the Seller will not be obligated to pay any consideration therefor to any third party from whom approval, authorization, consent or waiver is requested or to initiate any litigation or legal proceedings to obtain any such approval, authorization, consent or waiver. Upon satisfying any requisite objection and/or Necessary Consent requirement applicable to any such Contract after the Closing, such Contract shall promptly be transferred and assigned to Buyer or the Company, as applicable, in accordance with the terms of this Agreement and the Bankruptcy Code.

1.7            Withholding. Notwithstanding any other provision of this Agreement, each Party shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any provision of the U.S. federal, state, local or non-U.S. Tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. If either Party reasonably believes that it is required to deduct and withhold from the payment of any amounts payable to the other Party hereunder under applicable Law, the withholding Party shall (a) use commercially reasonable efforts to notify the other Party at least ten (10) Business Days before the Closing Date that it is required by applicable Law to withhold from any amount payable to the other Party under this Agreement and (b) reasonably cooperate with the other Party to minimize or eliminate the amount of any Taxes required to be deducted and withheld under applicable Law.

Article II

Representations and Warranties of the Seller

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Buyer by the Seller prior to or simultaneously with the execution of this Agreement (the “Seller Disclosure Schedule”), the Seller represents and warrants to the Buyer as follows:

2.1            Ownership of Interests. The Seller is the sole record and beneficial owner of the Interests. The Seller has good and valid title to all such Interests, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities laws and Permitted Encumbrances), and upon delivery by the Seller of such Interests at the Closing, good and valid title to such Interests will pass to the Buyer.

2.2            Organization, Good Standing and Qualification.

(a)            The Seller (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate or similar power and authority to own, pledge or dispose of the Interests and to carry on its business as presently conducted, and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (iii) where the failure to be so qualified or in good standing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b)            The Company (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign limited liability company or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (ii) or (iii) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. The Seller has made available to the Buyer complete and correct copies of the Company’s certificate of formation and limited liability company agreement, as amended, prior to the Execution Date (“Organizational Documents”), and each as so delivered is in full force and effect.

2.3            Capital Structure.

(a)            The authorized capital of the Company consists of 1,000,000 Interests, of which 1,000,000 Interests were outstanding and no Interests were issued and held by the Company in its treasury, in each case, as of the Execution Date.  All of the outstanding Interests have been duly authorized and are validly issued, fully paid and, to the extent applicable, nonassessable.  The Company has no Interests reserved for issuance. The Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the sole equityholder of the Company on any matter. Except for this Agreement, the Interests are not subject to any voting trust agreements, proxies or other Contracts with respect to the voting, purchase, repurchase, dividend rights, disposition or transfer of the Interests.

(b)            The Company has no Subsidiaries.

(c)            There are no preemptive or other outstanding rights, options, restricted equity, restricted equity units, equity appreciation rights, phantom equity, incentive units, warrants, agreements, arrangements or commitments under which the Company is or may become obligated to sell, or giving any Person a right to acquire or in any way dispose of, any limited liability company interests or other securities of the Company or any securities or obligations exercisable or exchangeable for, or convertible into, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for this Agreement and the Company’s Organizational Documents, the Seller is not a party to any Contracts with respect to the voting, purchase, dividend rights, disposition or transfer of the Interests.

2.4            Authority; Approval. Subject to the issuance of the Sale Order and any other Order required by the Bankruptcy Court in connection with the Transactions:

(a)            the Seller has all requisite corporate or similar power and authority and has taken all organizational or similar action necessary in order to execute, deliver and perform its respective obligations under this Agreement and the other Transaction Documents to which it is or will become a party; and

(b)            this Agreement has been duly executed and delivered by the Seller and, assuming that this Agreement constitutes the legal, valid and binding obligation of each of the Buyer and Guarantor, is a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

2.5            Governmental Filings; No Violations.

(a)            Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, Permits and authorizations required, solely to the extent applicable, from the Commodity Futures Trading Commission (“CFTC”) under the Commodity Exchange Act (“CEA”) and rules promulgated by the CFTC thereunder (the “CFTC Rules”), including CFTC Rules 38.5(c), 39.19(c), and 37.5(c), and subject to the issuance of the Sale Order and any other Order required by the Bankruptcy Court in connection with the Transactions, no expirations of waiting periods under applicable Antitrust Laws are required and no notices, reports or other filings are required to be made by the Seller or the Company with, nor are any consents, registrations, approvals, Permits or authorizations required to be obtained by the Seller or the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller or the Company or the consummation of the Transactions; provided, however, that no representation or warranty is made with respect to waiting periods, authorizations, consents, registrations, Permits, approvals, notices, reports or filings with any Governmental Entity or Self-Regulatory Organization that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Transactions.

(b)            The execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller do not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of any obligation under, or result in the creation of a Lien on any of the Interests or assets of the Company under any provision of (i) the Organizational Documents of the Company or Seller, (ii) subject to the Sale Order, any Material Contract, or (iii) subject to the Sale Order and assuming (solely with respect to performance of this Agreement and the other Transaction Documents and consummation of the Transactions) compliance with the matters referred to in Section2.5(a), any Laws to which the Company is subject, except, in the case of clauses (ii) and (iii) above, for any breach, violation, default, termination, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the Transactions.

2.6            Financial Statements and Financial Matters.

(a)            Section 2.6(a) of the Seller Disclosure Schedule sets forth true and current copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited statement of financial condition of the Company as of December 31, 2022 (the “Recent Balance Sheet”, and the date thereof, the “Recent Balance Sheet Date”) and December 31, 2021 and the audited statements of operations, cash flows and changes in member’s equity for the years then ended, including in each case the notes thereto; and (ii) the unaudited balance sheet of the Company as of February 28, 2023. The Financial Statements (x) have been prepared from the financial Books and Records of the Company in accordance with GAAP applied in accordance with the Company’s past practices and on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and (y) fairly present in all material respects the financial position of the Company as of the dates and during the periods indicated therein and its results of operations and cash flow for the periods then ended.

(b)            As of the date hereof, the Company does not have any liabilities or obligations of any nature except for liabilities (i) that are reflected in or reserved against in the Financial Statements or disclosed in the notes thereto, (ii) that have been incurred in the ordinary course of business consistent with past practice since the Recent Balance Sheet Date, (iii) that have been incurred in connection with the Transactions, (iv) for future performance under existing Contracts of the Company (or the Seller with respect to the Company) (other than liabilities arising out of or resulting from a breach by the Company thereunder), (v) arising from or in connection with the Bankruptcy Proceeding or (vi) that are not, individually or in the aggregate, material to the Company.

2.7            Litigation. Except for the general pendency of the Bankruptcy Proceeding and Actions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions, as of the date hereof, there are no Actions pending or, to the Knowledge of the Company, threatened against (i) the Company or (ii) the Seller with respect to the Interests or the ownership or operation of the assets of the Company.

2.8            Employee Benefits.

(a)            Section 2.8(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of each material Benefit Plan.

(b)            With respect to each material Benefit Plan, the Seller has made available to the Buyer, to the extent applicable, correct and complete copies of (i) the Benefit Plan document, including any amendments thereto, (ii) a written description of such Benefit Plan if such plan is not set forth in a written document, and (iii) all material correspondence to or from any Governmental Entity received in the last year with respect to any such material Benefit Plan.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) each Benefit Plan (including any related trusts) has been established, operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (ii) there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto and (iii) all contributions, distributions, reimbursements, premiums or other amounts payable by the Company with respect to each Benefit Plan(or, in the case of a Benefit Plan sponsored and maintained by a PEO) that are due have been timely made in accordance with the terms of the Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments in respect of current or prior plan years have been paid or accrued in accordance with GAAP in all material respects.

(d)            No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Except as required by applicable Law, no Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person the Company does not have any obligation to provide such benefits.

(e)            With respect to each ERISA Plan, if any, the Seller has made available to the Buyer, to the extent applicable, correct and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto and (ii) the most recent IRS determination, opinion letter or advisory letter.

(f)            Each ERISA Plan, if any, that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan. With respect to any ERISA Plan, the Company has not engaged in a transaction in connection with which the Company reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, in each case, in an amount, individually or in the aggregate, which would be material to the Company.

(g)            Neither the Company nor any ERISA Affiliate, has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(h)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event (i) entitle any Employee to material severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Employee, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Benefit Plan, (iv) otherwise give rise to any material liability under any Benefit Plan or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Benefit Plan on or following the Closing or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i)            Each material Benefit Plan that is a “non-qualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any current or former employee, director, officer or individual service provider for any excise Taxes, interest or penalties incurred pursuant to Section 4999, Section 105(h), or Section 409A of the Code.

(j)            This Section 2.8, Section 2.9 and Section 2.13 (as it relates to employee benefits) constitute the exclusive representations and warranties of the Seller with respect to employee benefits.

2.9            Labor Matters.

(a)            The Company is not a party to or bound by any collective bargaining agreement or other agreement with a labor union or like organization, and, to the Knowledge of the Company, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            There is no pending, and, to the Knowledge of the Company, there has not been any threatened, strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance that may interfere with the business activities of the Company except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since October 13, 2021, the Company (i) is in compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, immigration and eligibility, the WARN Act, the proper classification and treatment of employees as exempt or non-exempt and the proper classification and treatment of any independent contractor who provides service to the Company, (ii) has not received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board (or its equivalent in the relevant jurisdiction) or other Governmental Entity nor any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or that remains unresolved before any Governmental Entity, or to the Knowledge of the Company, threatened by or on behalf of any employees of the Company and (iii) has not received notice of any charge or complaint with respect to or relating to it pending before the United States Equal Employment Opportunity Commission (or its equivalent in the relevant jurisdiction) or any other Governmental Entity responsible for the prevention of unlawful employment practices, or notice to conduct an investigation with respect to or relating to it or notice that such investigation is in progress.

(d)            Except as would not reasonably be expected to be material to the Company, taken as a whole, there is no proceeding against the Company, or, to the Knowledge of the Company, threatened in writing to be brought or filed in connection with the employment of any current or former employee of the Company.

(e)            This Section 2.9, Section 2.8 and Section 2.13 (as it relates to labor) constitute the exclusive representations and warranties of the Seller with respect to labor matters.

2.10          Compliance with Laws; Permits.

(a)            Since October 13, 2021, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the Transactions, the business of the Company is in compliance with all Laws applicable to the Company’s business.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the Transactions, the Company (i) has obtained and is in compliance with all Permits issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, including all Permits relating to the Company’s registration as a designated contract market (“DCM”), derivatives clearing organization (“DCO”) and swap execution facility (“SEF”), and any other Permits or other similar authorizations, (ii) is not in breach of any regulations, rules, or any other applicable requirements in connection with Permits described in the preceding clause (i), (iii) has complied with any requirements to complete remediations, commitments, or other undertakings that the Company has agreed to with any Governmental Entity or Self-Regulatory Organization and (iv) has held Regulatory Cash in such manner and amount consistent with regulations, rules, or other applicable requirements in connection with Permits described in clause (i).

2.11            Material Contracts.

(a)            Section 2.11 of the Seller Disclosure Schedule sets forth a complete list of each of the following Contracts to which (x) the Company is a party or by which it is bound or (y) to the extent relating to the business of the Company, the Seller or one of its Affiliates (other than the Company) is a party (each, a “Material Contract”) (other than Benefit Plans):

(i)            each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets (including cryptocurrency) or business of any Person;

(ii)           each Contract containing covenants that restrict the right of the Company to: (A) engage in any business activity, (B) engage in any line of business or compete with any Person, or (C) conduct any activity in any geographic area;

(iii)          each Contract granting any third party the exclusive right to develop, market, sell or distribute the Company’s products or services;

(iv)          all Contracts between or among the Company on the one hand and the Seller or any of the Debtors or any of the current employees on the other hand;

(v)           all Contracts with a customer or vendor of the Company involving payments or expected payments to the Company of more than $100,000 in either of the fiscal years ended December 31, 2022, or ending December 31, 2023;

(vi)          any Contract relating to the disposition or acquisition of any business, equity interest, entity or, except for inventory and other tangible property acquired in the ordinary course of business, assets having a fair market value in excess of $250,000 or under which the Company has any remaining material obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation;

(vii)         each Contract creating indebtedness for borrowed money in excess of $200,000;

(viii)        each Contract creating or granting a material Lien on any assets of the Company, other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business consistent with past practice;

(ix)           each (A) Contract pursuant to which the Company or the Seller or any of the other Debtors is granted any license, covenant not to sue or other rights to use any Intellectual Property or data used or held for use in, or otherwise necessary for, the business of the Company, other than non-exclusive licenses to off-the-shelf, commercially available, non-customized Software in object code form, and (B) Outbound Intellectual Property License, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice to customers or end-users for their use of the Company’s products and services;

(x)            each Contract involving any resolution or settlement of any actual or threatened Action that is material to the business of the Company, or that imposes material injunctive or other non-monetary obligations on the Company, including any restrictions on the Company’s use, licensing or registration of any material Intellectual Property, including co-existence agreements;

(xi)           each Contract pursuant to which any material technology or material Intellectual Property has been developed for, with or on behalf of the Company, other than agreements with employees of the Company;

(xii)          each material service Contract related to the operation of the DCM, the DCO and the SEF including (A) agreements with vendors for information technology services and (B) agreements with respect to custody of customer or member property; and

(xiii)         any agreements with the NFA, in its capacity as regulatory service provider, and any agreements with any other Self-Regulatory Organization in connection with the operation of the DCM, DCO and SEF.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract is valid, binding and enforceable against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Equitable Exception”). There is no breach or violation of, or default under, any such Material Contract by the Company or the Seller as applicable, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or the Seller as applicable, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.12         Real Property. The Company does not own, lease or sublease any real property.

2.13         Taxes.

(a)           All income and other material Tax Returns of (i) the Company and (ii) Seller and/or Seller Tax Group, in each case, required to be filed  have been prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct, complete and accurate in all material respects.

(b)           All material Taxes (whether or not shown on such Tax Returns) required to be paid by (i) the Company and (ii) Seller and/or Seller Tax Group, in each case, have been timely paid in full.

(c)           The Company, and the Seller and/or Seller Tax Group , have complied in all material respects with all applicable Laws relating to the withholding of Taxes and have duly and timely withheld and paid over to the appropriate Tax authority all amounts required to be so withheld and paid over under all applicable Laws with respect to any employee, creditor or third party.

(d)            None of the Company, the Seller and Seller Tax Group has waived any statute of limitations (and no request for any such waiver or consent is pending) with respect to Taxes of the Company or Taxes of Seller and/or Seller Tax Group or agreed to any extension of time with respect to a Tax assessment, collection or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) which would have effect after the Closing Date.

(e)           There are no pending audits, examinations, investigations or other proceedings in respect of Taxes of the Company or Taxes of Seller and/or Seller Tax Group and, to the knowledge of the Company or Seller, no such audit, examination, investigation or other proceeding is being contemplated.

(f)            Neither the Company, nor Seller and/or Seller Tax Group, has, since October 13, 2021, received a written claim made by any Tax authority asserting that the Company is or may be subject to taxation in a jurisdiction in which the Company does not file Tax Returns.

(g)           Neither the Company, nor Seller and/or Seller Tax Group, has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h)           There are no Liens on the assets of the Company relating or attributable to Taxes, except for: (i) statutory Liens for Taxes not yet due and payable; or (ii) Taxes that are being contested in good faith through appropriate proceedings and with due diligence and for which reserves have been established in accordance with GAAP.

(i)            The Company (i) has no actual or potential liability for any material Tax or any portion of a Tax (or any amount calculated with reference to any portion of a Tax) of any Person other than the Company, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law), as transferee or successor, or by contract, (ii) has never been a member of an affiliated, consolidated, combined, unitary or similar group for U.S. federal, state or non-U.S. Tax purposes and (iii) has never been a party to a Tax sharing, indemnification, allocation or similar agreement.

(j)            The Company has been a domestic eligible entity disregarded as an entity separate from its owner since its formation for U.S. federal income Tax purposes and for applicable state and local Tax purposes.

Notwithstanding anything to the contrary in this Section 2.13, the representations and warranties set forth in this Section 2.13, to the extent relating to Seller and/or Seller Tax Group (other than the Company), are made only to such extent as: (i) relate to assets and operations of the Company, or related Tax liability; and (ii) may reasonably be expected to have a material impact on Buyer or its Affiliates (including, after the Closing, the Company).

2.14          Intellectual Property; Information Technology; Data Privacy.

(a)            Section 2.14(a) of the Seller Disclosure Schedule identifies the Business Registered IP as of the date of this Agreement, including the legal and record owner thereof. All material Business Registered IP is subsisting and, other than Business Registered IP constituting applications or Internet domain names, to the Knowledge of the Company, valid and enforceable.

(b)            After giving effect to the Transactions, the Company will own or have sufficient and valid rights to use all material Intellectual Property and material data (including material Acquired Data) used in the conduct of its business as currently conducted in all material respects (except for Intellectual Property licensed under any Contract listed on Section 1.6(d) of the Seller Disclosure Schedule that Buyer does not add as an Assumed Contract). None of the Seller’s Affiliates (except for the Company) owns any material Intellectual Property or material data used in the conduct of the Company’s business as currently conducted.

(c)            The Seller or one of its Affiliates (including the Company) does, and immediately after the Closing (taking into account the assignments set forth under the Intellectual Property Assignment Agreement) the Company will, exclusively own all right, title and interest in and to all Business Intellectual Property and Acquired Data, free and clear of all Liens except for Permitted Encumbrances.

(d)            No Business Intellectual Property is subject to any Action or Order challenging the validity or enforceability thereof, or the Company or the Seller’s ownership or rights therein, except for claims rejected or refused in connection with the ordinary course prosecution of applications included in any Business Registered IP.

(e)            Except as has not resulted in, and would not reasonably be expected to result in, material liability to the Company, (i) the conduct of the Company’s business as presently conducted (including the provision of its products and services) does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and since October 13, 2021, has not infringed, misappropriated or otherwise violated any Intellectual Property of any third party; and immediately after the Closing will not infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and (ii) since October 13, 2021, the Company has not received any written claim, notice (including in the form of “cease and desist” letters or indemnification claims), invitation to license or similar communication alleging any such infringement, misappropriation or other violation of Intellectual Property by the Company, nor is there any Action or Order pending, or to the Knowledge of the Company, threatened, relating to the same.

(f)            To the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any material Business Intellectual Property, and since October 13, 2021, the Company has not asserted or threatened in writing any Action against any Person alleging any such infringement, misappropriation or violation.

(g)            The Company has not embedded, used or distributed any Open Source Software in any manner that would, with respect to any material proprietary Software the rights to which are included within the Business Intellectual Property (such material proprietary Software, the “Company Software”), require that the Company (i) disclose or distribute any proprietary source code for such Company Software, (ii) license or otherwise make available any such Company Software on a royalty-free basis, (iii) permit the licensing thereof for the purpose of making derivative works or (iv) grant any rights to any Person to decompile, reverse-engineer or make derivative works of such Company Software (such requirements, the “Open Source Software License Requirements”).

(h)            The Company has not (i) deposited or agreed to deposit any source code for Company Software into a source code escrow or (ii) disclosed or agreed to disclose or delivered or agreed to deliver such source code to any Person, other than disclosures made to employees or contractors who are subject to confidentiality obligations which restrict their use and disclosure of such source code, and no other Person has any contractual right to receive any such source code.

(i)            The Company has used commercially reasonable efforts to protect and maintain the secrecy and value of the material Trade Secrets that are owned, used or held for use by the Company, and to the Knowledge of the Company, no such material Trade Secrets have been used, disclosed to or discovered by any Person, except pursuant to non-disclosure agreements which have not, to the Knowledge of the Company, been breached in any material respect.

(j)            To the extent any current or former officers, directors, employees, contractors or consultants of the Company or the Seller have made contributions for or on behalf of the Company or the Seller or any of its Affiliates (other than the Company) to the creation or development of any Intellectual Property that is material to the business of the Company, the Company or the Seller owns the entire right, title and interest in such Intellectual Property.

(k)            The Company IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company to operate its business, (ii) have not malfunctioned or failed in any material respect since October 13, 2021, and (iii) are free from any material Malicious Code or other material bugs or defects. The Company has, and immediately after the Closing will have, a valid and enforceable right to use all Company IT Assets free and clear of all Liens, except for Permitted Encumbrances. To the Knowledge of the Company, since October 13, 2021 there has been no (A) unauthorized access to or unauthorized use of any Company IT Assets, or any information stored therein or transmitted thereby or (B) material failure or other material substandard performance of any Company IT Assets which has caused any material disruption to the operation of the Company’s business, in each case, in any material respect.

(l)            The Company has in place commercially reasonable measures designed to (i) protect the security and integrity of the Company IT Assets (and the information stored or contained therein or transmitted thereby) from unauthorized use and access by third parties, (ii) protect all Personal Information controlled by the Company from and against any anticipated threats or hazards and against any Security Incident, (iii) provide for the backup and recovery of the Company IT Assets and the data stored therein, including maintaining and implementing commercially reasonable disaster recovery plans, procedures and facilities and (iv) prevent the introduction of Malicious Code into Software used in the conduct of the business of the Company.

(m)           The Company has established and implemented organizational, administrative and technical measures regarding privacy, cyber security and data security that are commercially reasonable, and consistent in all material respects with (i) all applicable Privacy Laws, (ii) any external facing statements or policies concerning Personal Information adopted by the Company, including any and all privacy policies and (iii) any of its applicable contractual obligations concerning Personal Information (collectively, the “Privacy and Security Requirements”).

(n)            Since October 13, 2021, the Company has complied in all material respects with all applicable Privacy and Security Requirements, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information. To the Knowledge of the Company, since October 13, 2021, (i) there has been no material Security Incident, (ii) no Person has gained unauthorized access to or misused any Personal Information held by the Company in a manner that has resulted in material liability to the Company or an obligation for the Company to notify any affected individuals, Governmental Entity or other third party and (iii) the Company has not received any written notice (including any enforcement notice), letter or complaint alleging, or providing notice of any investigation concerning, any Security Incident or any noncompliance by the Company with any applicable Privacy and Security Requirements.

2.15         Brokers and Finders. Except for fees and expenses payable to Perella Weinberg Partners LP by the Debtors, there are no fees or expenses payable by the Seller or the Company to any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller in connection with the Transactions.

2.16         Absence of Certain Business Practices. As of the date of this Agreement (a) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the Transactions, the Company is, to the Knowledge of the Company, in compliance with all applicable Specified Business Conduct Laws and (b) since October 13, 2021, the Company has not (i) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual violation of any Specified Business Conduct Law or (ii) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened Action or investigation by or before any Governmental Entity related to any actual violation of any Specified Business Conduct Law, except, in each case, to the extent any such notice, disclosure, Action or investigation would not reasonably be expected to have a Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the Transactions.

2.17         Communications with CFTC. To the Knowledge of the Company, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nothing in any communications from the Company to the CFTC or the staff thereof has been false or misleading.

2.18         No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in this Article II, neither the Seller nor any other Person makes any other express or implied representation or warranty with respect to the Seller, the Company, the Interests or the Transactions, and the Seller disclaims any other representations or warranties, whether made by the Seller, any of its Affiliates or any of its or their respective Representatives. Except for the representations and warranties contained in this Article II, the Seller, on behalf of itself, the Company and their respective Affiliates (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute or otherwise, with respect to the business, operations, assets, liabilities and conditions (financial or otherwise) of the Company or with respect to the Interests (including any express or implied warranty of merchantability or fitness for a particular purpose) and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Buyer or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Buyer by any Representative of the Seller, the Company or any of their Affiliates). The Seller makes no representations or warranties to the Buyer regarding the probable success or profitability of the Company. The disclosure of any matter or item in any Seller Disclosure Schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter could result in a Material Adverse Effect. Notwithstanding anything herein to the contrary, nothing in this Section 2.18 shall impact, restrain, prohibit or limit any claim in respect of fraud with respect to the representations set forth in Article II.

(b)            The Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, neither the Buyer nor any other Person has made any express or implied representation or warranty with respect to the Transactions or with respect to the accuracy or completeness of any other information provided, or made available, to the Seller in connection with the Transactions and the Seller has not relied on any representation or warranty other than those expressly set forth in Article III.

Article III

Representations and Warranties of THE BUYER and Guarantor

Each of the Buyer and Guarantor hereby represents and warrants to the Seller as follows:

3.1            Organization, Good Standing and Qualification. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Each of the Buyer and Guarantor has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, in each case, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

3.2            Authority; Approval.

(a)            Each of the Buyer and Guarantor have all right, power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will become a party and has all requisite corporate or similar power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the Transactions. No additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by the Buyer or Guarantor of this Agreement or any of the Transaction Documents to which it is or will become party.

(b)            This Agreement has been duly executed and delivered by each of the Buyer and Guarantor and, when executed and delivered by the Seller, will constitute a legal, valid and binding agreement of each of the Buyer and Guarantor enforceable against each of the Buyer and Guarantor in accordance with its terms, subject to the Equitable Exception.

3.3            Governmental Filings; No Violations.

(a)            Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, Permits and authorizations required from the CFTC under the CEA and the CFTC Rules (including those described in Section 6.1(a)), no expirations of waiting periods under applicable Antitrust Laws are required and no notices, reports or other filings are required to be made by the Buyer or Guarantor with, nor are any consents, registrations, approvals, Permits or authorizations required to be obtained by the Buyer or Guarantor from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by each of the Buyer and Guarantor or the consummation of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b)            The execution, delivery and performance of this Agreement and the other Transaction Documents by each of the Buyer and Guarantor, to which it is or will become a party, does not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of, or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any obligations under, or result in the creation of a Lien on any of the assets of the Buyer or Guarantor under any provision of (i) the certificate of incorporation, by-laws or comparable governing documents of the Buyer or Guarantor; (ii) any Contract binding upon the Buyer or Guarantor or (iii) assuming (solely with respect to the performance of this Agreement and the other Transaction Documents and consummation of the Transactions) compliance with the matters referred to in Section 3.3(a), any Laws to which the Buyer or Guarantor is subject, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

3.4            Litigation. As of the Execution Date, there are no Actions pending or threatened in writing against the Buyer, Guarantor or any of their respective Affiliates, including, for the avoidance of doubt, Actions by a Governmental Entity, that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions. As of the Execution Date, neither the Buyer nor Guarantor is a party to or subject to the provisions of any material Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

3.5            Compliance with Laws. The Buyer and Guarantor are each in compliance with all Laws and any Self-Regulatory Organization rules applicable to the Buyer or Guarantor, as applicable, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Buyer or Guarantor, as applicable, to consummate the Transactions.

3.6            Available Funds. Guarantor has, and the Buyer has access to (including through Guarantor), cash on hand or existing credit facilities and immediately available funds sufficient to pay or cause to be paid the Closing Date Payment and satisfy all of its obligations under this Agreement and any other fees and expenses required to be paid by the Buyer in connection with the Transactions, and to effect the Transactions, and Guarantor has furnished to the Seller written evidence thereof. Upon the consummation of the Transactions: (a) neither the Buyer nor Guarantor will be insolvent as defined in section 101 of the Bankruptcy Code; (b) neither the Buyer nor Guarantor will be left with unreasonably small capital; (c) neither the Buyer nor Guarantor will have incurred debts beyond its ability to pay such debts as they mature; and (d) the capital of each of the Buyer and Guarantor will not be impaired.

3.7            Investment Intent. Each of the Buyer and Guarantor is financially sophisticated and understands that the Interests have not been registered under the securities Laws of any jurisdiction, including the Securities Act, and may only be transferred pursuant to registration or an applicable exemption under all applicable Laws. The Buyer is acquiring the Interests for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable Law. Neither the Buyer nor Guarantor has, directly or indirectly, offered the Interests to anyone or solicited any offer to buy the Interests from anyone, so as to bring such offer and sale of the Interests by the Buyer within the registration requirements of the Securities Act or the securities Laws of any other jurisdiction. The Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and the Interests that the Buyer receives hereunder shall be received only on behalf of itself and not for the account or benefit of any other person or entity.

3.8            Brokers and Finders. Except for fees and expenses payable to Piper Sandler & Co. by the Guarantor, neither the Buyer nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers) has employed any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the Transactions.

3.9            No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in this Article III, neither the Buyer, Guarantor nor any other Person makes any other express or implied representation or warranty with respect to the Transactions, and the Buyer and Guarantor disclaim any other representations or warranties, whether made by the Buyer, Guarantor, any Affiliate of the Buyer or Guarantor or any of the Buyer’s, the Guarantor’s or their Affiliates’ respective Representatives.

(b)            The Buyer and Guarantor each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II (i) no Seller nor any other Person has made any express or implied representation or warranty with respect to, or otherwise in connection with, the Transactions or with respect to the accuracy or completeness of any other information provided, or made available, to the Buyer or Guarantor in connection with the Transactions and neither the Buyer nor Guarantor has relied on any representation or warranty other than those expressly set forth in Article II, (ii) neither the Buyer nor Guarantor has executed or authorized the execution of this Agreement or any of the other Transaction Documents or entered into the Transactions in reliance upon, and hereby specifically disclaims reliance upon, any promise, statement, projection, forecast, representation or warranty whatsoever made or omitted to be made to the Buyer, Guarantor or any of their Affiliates, or their respective Representatives, including any such promise, statement, projection, forecast, representation or warranty as to the condition, value, quality or prospects of the Company, or its assets or liabilities, including the Assigned Contracts, or any part thereof and (iii) subject to any representations herein, the Interests are being transferred “as is”, “where is” and “with all faults”. The Buyer and Guarantor acknowledge and agree that, except for the representations and warranties expressly set forth in Article II, the Seller, on behalf of itself, the Company and their respective Subsidiaries and Affiliates (x) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute or otherwise, with respect to the business, operations, assets, liabilities and conditions (financial or otherwise) of the Company or with respect to the Interests (including any express or implied warranty of merchantability or fitness for a particular purpose), and (y) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Buyer, Guarantor or their Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Buyer or Guarantor by any Representative of the Seller or any of its Affiliates). The Buyer and Guarantor each acknowledge and agree that the Seller makes no representations or warranties to the Buyer or Guarantor regarding the probable success or profitability of the Company.

(c)            The Buyer (directly or through its Affiliates or Representatives) is an informed and sophisticated purchaser, and has engaged expert advisors that are experienced in the evaluation and acquisition of companies such as the Company, as contemplated hereunder. The Buyer (directly or through its Affiliates or Representatives) has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby or thereby. The Buyer confirms that the Seller has provided the Buyer with the opportunity to ask questions of the officers and employees of the Seller and its Affiliates and to acquire additional information about the Company.

(d)            The Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the business, operations, assets, liabilities and conditions (financial or otherwise) of the Company. In making its determination to proceed with the Transaction, the Buyer has relied solely on (i) the results of its own independent investigation and (ii) the representations and warranties of the Seller expressly and specifically set forth in Article II.

(e)            The Buyer and Guarantor acknowledge and agree that the enforceability of this Agreement against the Seller is subject to entry of the Sale Order.

(f)            Notwithstanding anything herein to the contrary, nothing in this Section 3.9 shall impact, restrain, prohibit or limit any claim in respect of fraud with respect to the representations set forth in Article III.

Article IV

Covenants

4.1            Interim Operations of the Company.

(a)            Except (i) as otherwise expressly required or permitted by this Agreement, (ii) as required by applicable Law (including COVID-19 Measures), (iii) as authorized by any Order of the Bankruptcy Court, which Order is consistent with this Agreement or (iv) as otherwise set forth in Section 4.1 of the Seller Disclosure Schedule, during the period from the Execution Date to the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII, the Seller shall (x) cause the Company to use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and (y) cause the Company to use commercially reasonable efforts to preserve intact its business organization and preserve the Company’s relationships with its employees, officers, and material customers and vendors.

(b)            Notwithstanding Section 4.1(a), except (i) as otherwise expressly required or permitted by this Agreement, (ii) as required by applicable Law (including COVID-19 Measures), (iii) as authorized by any Order of the Bankruptcy Court, which Order is consistent with this Agreement, or (iv) as otherwise set forth in Section 4.1 of the Seller Disclosure Schedule, the Seller shall cause the Company not to, and, to the extent related to the Company’s business (or to the Business Intellectual Property or Acquired Data), the Seller shall not and shall cause its applicable Affiliates not to, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) undertake any of the following actions:

(i)             adopt any change in the Company’s Organizational Documents;

(ii)            merge or consolidate with any other Person, or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or business;

(iii)           acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $100,000, or acquire any business or Person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions;

(iv)           transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, fail to maintain or allow to lapse or expire or otherwise dispose of any of its material assets, properties, rights, operations, product lines, businesses or interests therein, except for (A) sales or other dispositions of obsolete assets in the ordinary course of business (other than Intellectual Property), (B) the expiration of Intellectual Property), and (C) non-exclusive licenses, covenants not to sue and similar rights granted under or with respect to Business Intellectual Property in the ordinary course of business consistent with past practice to customers or end-users of the Company for their use of the Company’s products and services relating thereto;

(v)           subject or agree to subject any Company Software to any Open Source Software License Requirements, to the extent not subject to such requirements as of the date of this Agreement;

(vi)          disclose any Trade Secrets or any other confidential information held by or on behalf of the Company to any Person (other than pursuant to a written confidentiality agreement with reasonable protections of such Trade Secrets and other confidential information);

(vii)          issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any Interests, incentive units, or securities convertible or exchangeable into or exercisable for any shares of any equity interests in the Company, or any options, warrants or other rights of any kind to acquire any shares of such equity interests in the Company;

(viii)         reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any equity interests in the Company or securities convertible or exchangeable into or exercisable for any equity interests in the Company;

(ix)           form any joint venture, strategic partnership or similar arrangement;

(x)            declare, set aside, make or pay any dividend or other distribution, payable in stock, property or otherwise, with respect to any of its limited liability company interests or enter into any agreement with respect to the voting of its limited liability company interests; provided that the foregoing shall not limit or restrict in any way a dividend or other distribution of cash held by the Company that is not Restricted Cash, (including pursuant to the Company’s obligations under Section 4.15);

(xi)           create or incur any Lien on assets of the Company (other than a Permitted Encumbrance) material to the Company;

(xii)          make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company);

(xiii)         make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(xiv)         enter into any new, or make or adopt any material change in the Company’s line(s) of business;

(xv)          waive, release, assign, settle or compromise any material Action relating to the Company to the extent that such waiver, release, assignment, settlement or compromise (A) imposes any material monetary liability on the Company (other than any monetary liability that will be settled in full prior to Closing) or (B) imposes any binding obligation or restriction (including any injunctive or other non-monetary relief or any restriction on use, licensing or registration of any Intellectual Property that is, in each case, material to the Company), whether contingent or realized, on the Interests and/or the Buyer;

(xvi)         (A) amend or otherwise modify any term of, or terminate or waive any right under any Material Contract or enter into any Contract that would have been a Material Contract if in effect on the date of this Agreement; provided that the foregoing shall not apply to expiration, renewal or non-renewal of such Material Contracts in the ordinary course of business or (B) reject any Material Contract under section 365 of the Bankruptcy Code (except as contemplated by this Agreement);

(xvii)        except as required pursuant to the terms of any Benefit Plan in effect as of the Execution Date (taking into account and giving effect to any Employee Claim Waivers on or after Execution Date), or as otherwise required by applicable Law (A)  announce, promise or grant any material increase to the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Employee, (B) grant, announce, promise or enter into any new awards, or amend or modify the terms of any outstanding awards, under any Benefit Plan, or any benefit, compensation plan, policy, program, contract that would be a Benefit Plan if in effect as of the date hereof, (C)  take any action to accelerate the right to, the vesting or time of payment of any compensation or benefit under any Benefit Plan, (D) hire any Employee with an annual salary or wage rate or consulting fees in excess of $150,000 or (E) terminate the employment of any Employee with an annual salary or wage rate or consulting fees in excess of $150,000 other than for cause;

(xviii)       (A) amend, modify, negotiate, adopt, enter into, extend, renew or terminate any collective bargaining agreement or other Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any Employee (B) recognize or certify any labor organization, works council, labor union or group of employees of the Company as the bargaining representative for any Employee, (C) engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that could implicate the WARN Act, or (D) waive or release any noncompetition, non-solicitation, no-hire, non-disclosure or other restrictive covenant obligation of any Employee;

(xix)         (A) make, change, or rescind any material election relating to Taxes unless otherwise required by law, (B) amend any material Tax Return, (C) surrender any material right or claim to a refund of Taxes, (D) consent to any extension or waiver of the statute of limitations period applicable to any material Taxes, Tax Returns or claims for material Taxes, (E) enter into any closing agreements with respect to material Taxes or (F) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes; or

(xx)          agree, authorize or commit to do any of the foregoing.

(c)            Nothing contained in this Agreement (i) is intended to give the Buyer, directly or indirectly, the right to control or direct any of the Company’s business or operations prior to the Closing Date or (ii) shall operate to prevent or restrict any act or omission by the Seller the taking of which is required by applicable Law or any Contract or Benefit Plan by which the Seller or the Company, as applicable, is bound as of the Execution Date. Prior to the Closing Date, the Seller shall, and shall cause the Company to, exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company’s business and operations.

4.2            Cooperation and Efforts to Consummate Transactions; Status Updates.

(a)            Cooperation and Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Seller and the Buyer shall cooperate with each other and use (and shall cause their respective Affiliates and Subsidiaries to use) their respective commercially reasonable efforts to (i) take or cause to be taken all actions reasonably necessary or advisable on their part under this Agreement to consummate the Transactions as promptly as reasonably practicable in accordance with the Bid Procedures, (ii) execute, acknowledge and deliver in proper form any further documents, certificates, agreements and other writings, and take such other action as such other Party may reasonably require, in order to effectively carry out the intent of the Transaction Documents, (iii) make or cause to be made all registrations, filings, notifications, submissions and applications with, to give all notices to and to obtain any consents, governmental transfers, approvals, orders, qualifications and waivers from any Governmental Entity necessary for the consummation of the Transactions, (iv) not to take any action prior to the Closing that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Transactions, except to the extent such action is otherwise expressly contemplated by this Agreement or the Bid Procedures, (v) cooperate with the other Party and take such actions as such other Party may reasonably request in connection with the consummation of the Transactions and (vi) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions.

(b)            Status Updates. Subject to applicable Laws and as required by any Governmental Entity, the Seller and the Buyer shall each keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of material or substantive notices or other communications (or where no such copies are available, a reasonably detailed description thereof) received by any Party, as the case may be, or any of its Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to the Transactions, provided, that with respect to any competitively or commercially sensitive information concerning the Buyer and its Affiliates, on the one hand, or the Seller and its Affiliates (other than the Company), on the other hand, the Parties shall be permitted to provide such information to each other on an outside-counsel-only basis.

4.3            Regulatory Filings/Approvals.

(a)            Submission of Filings and Notices.

(i)             Exchanging Information. The Seller, on the one hand, and the Buyer on the other, shall each, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers, stockholders and, to the extent necessary, its Affiliates, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Parties or any of their respective Subsidiaries or, to the extent necessary, Affiliates, to any Governmental Entity in connection with the Transactions, provided, that with respect to any competitively or commercially sensitive information concerning the Buyer and its Affiliates, on the one hand, or the Seller and its Affiliates (other than the Company), on the other hand, the Parties shall be permitted, but not required, to provide such information to each other on an outside-counsel-only basis.

(ii)            Initial Submissions. The Seller, with assistance from the Buyer, as reasonably requested, shall prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices and reports necessary or advisable to be sent to Governmental Entity (including all notices and reports to the extent required to be sent to the CFTC) in order to consummate the Transactions. The Parties shall use their respective commercially reasonable efforts to obtain early termination of any applicable waiting period, to the extent early termination is available, from the applicable Governmental Entities. Whether or not the Transactions are consummated, the Buyer shall be responsible for all fees and payments to any Governmental Entity (including filing fees) incurred in order to obtain any consent, clearance, registration, approval, permit or authorization or any expiration or termination of a waiting period pursuant to this Section 4.3.

(iii)            Subsequent Submissions. The Parties shall, or shall cause their respective Subsidiaries and Affiliates to, promptly provide all documents requested by any Governmental Entity to the extent reasonably necessary or advisable to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transactions.

(iv)            Conduct of Interactions with Governmental Entities. Subject to applicable Laws relating to the exchange of information and to the preservation of any applicable attorney-client privilege, the Parties shall, to the extent practicable, each consult with the other on and consider in good faith the views of the other in connection with, all the information relating to the Buyer, the Seller or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transactions; provided, that with respect to any competitively or commercially sensitive information concerning the Buyer and its Affiliates, on the one hand, or the Seller and its Affiliates (other than the Company), on the other hand, the Parties shall be permitted to provide such information to each other on an outside-counsel-only basis. In exercising the foregoing rights, the Parties shall act reasonably and as promptly as practicable.

(v)            Ongoing Compliance. The Seller shall use its commercially reasonable efforts to cause the Company to comply in all material respects with: (i) all Permits issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, any regulations, rules, or any other applicable requirements in connection with such Permits, and any requirements to complete remediations, commitments, or other undertakings that the Company has agreed to with any Governmental Entity or Self-Regulatory Organization and (ii) cause the Company to take any and all actions to satisfy any requirements (regulatory, contractual, or otherwise) to enable and effect a change of ownership of the Company to the Buyer.

(vi)            Closing Notification. The Seller shall cause the Company to deliver to the CFTC on a date that is mutually agreed by the Parties, which date shall not be later than the date the Sale Order has become a Final Order, a written notice (the “CFTC Closing Notice”) informing the CFTC that the Parties expect to consummate the Closing on the date that is 10 days from the date of such CFTC Closing Notice (or if such 10th date is not a Business Day, then the first Business Day immediately following such date).

(b)            Efforts.

(i)             Subject to Section 4.3(b)(ii), the Buyer shall, at the Buyer’s sole cost, use its reasonable best efforts to take or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain all consents required to permit the satisfaction of the conditions in Section 6.1(a), so as to enable the Parties to expeditiously consummate the Transactions, including by offering and causing its Affiliates to:

(A)            proffer and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber, or hold separate pending such disposition, and effectuate such actions with respect to such assets of the Company (and the entry into agreements with, and submission to Orders giving effect thereto) no later than 60 days from the date of the Sale Order if such action is reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened: (1) commencement of any proceeding in any forum; or (2) issuance of any Order that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by any Governmental Entity;

(B)            terminate any existing relationships and contractual rights and obligations of the Company with third parties;

(C)            amend or terminate existing licenses or other Intellectual Property agreements and to enter into such new licenses or other Intellectual Property agreements, in each case solely with respect to the Company;

(D)            take any and all actions and make any and all behavioral commitments with respect to the Company, whether or not they limit or modify the Company’s rights of ownership in, or ability to conduct the business of, one or more of its operations, divisions, businesses, product lines, customers or assets; and

(E)            enter into agreements, including with the relevant Governmental Entity, giving effect to the foregoing clauses (A) through (D).

(ii)            Notwithstanding anything to the contrary, the Buyer and its Affiliates shall not be required to take any of the actions described in Section 4.3(b)(i): (A) unless the effectiveness of such action is contingent upon the occurrence of the Closing; or (B) if the taking of any such actions, individually or in the aggregate, would reasonably be likely to have a material and adverse impact on the Company.

4.4            Third-Party Consents.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, the Seller shall, and shall cause the Company to, use their commercially reasonable efforts to obtain any consents required by any Contracts set forth on Section 4.4(a) of the Seller Disclosure Schedule to which the Company is a party from third parties in connection with the consummation of the Transactions at, prior to and following the Closing. In connection therewith, the Seller shall not, and shall cause the Company not to (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (ii) amend, supplement or otherwise modify any such Contract, or (iii) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any third-party consents without the prior consent of the Buyer.

(b)            Notwithstanding anything to the contrary contained herein, in no event shall any Party or any of their respective Affiliates be required to make any payments, incur any liability, commence any litigation or make any concessions to obtain any consents of third parties contemplated by this Section 4.4, and the failure to receive any such consents shall not be taken into account with respect to whether any conditions to the Closing set forth in Article VI shall have been satisfied.

4.5            Access and Reports. Subject to applicable Law, upon reasonable advance notice, the Seller shall, and shall cause the Company to, afford the Buyer’s officers and other authorized Representatives reasonable access, during normal business hours from the Execution Date to the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII, to the Company’s employees, properties, books, contracts and records and, during such period, shall furnish promptly to the Buyer all information concerning its business, properties and personnel as the Buyer may reasonably request; provided that the foregoing shall not require the Seller or the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Seller or the Company, as applicable, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality (if any Law applicable to the Company requires the Company to restrict or prohibit access to such information), (ii) to disclose any privileged information of the Company, or (iii) to disclose any information relating to other bids or potential bids for the Interests or any of the Company’s assets; and provided, further, that the Buyer and its Representatives shall conduct any such activities (A) at their sole expense, and (B) in such a manner as not to interfere unreasonably with the business or operations of the Company and such access may be limited to the extent the Seller or the Company determines in good faith, in light of the COVID-19 Pandemic or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company; provided, further, that in each of the cases of the foregoing clauses (i) and (ii), the Parties shall reasonably cooperate to seek an alternative means whereby the Buyer and its officers and authorized Representatives are provided access to such information in a manner that does not violate such confidentiality obligation or jeopardize such privilege. All information received pursuant to this Section 4.5 shall be governed by the terms of the Confidentiality Agreement.

4.6            Publicity. Except as required by the Bankruptcy Court in connection with the Bankruptcy Proceeding, with the exception of the initial press releases regarding the Transactions to be issued by each of the Seller and the Buyer, which shall be in forms mutually agreed by the Parties, any disclosure statement that the Debtors may file in connection with the Bankruptcy Proceeding and any public disclosure issued by the Seller, the Company or their respective Affiliates pursuant to their contractual obligations under any confidentiality agreement or as required by Law, the Buyer, the Guarantor and the Seller will not issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Party, which approval may not be unreasonably withheld, except that such consent shall not be required in connection with ordinary or required pleadings made by any Debtor in the Bankruptcy Court or if disclosure is otherwise required by applicable Law or by the Bankruptcy Court; provided, however, that the Parties, will use their respective commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Parties with respect to the text of any such required disclosure.

4.7            Employee Benefits.

(a)            The Buyer agrees that the employees of the Company at the Closing who continue to remain employed with the Company, the Buyer or their Affiliates (the “Continuing Employees”) shall, during the period commencing on the Closing Date and ending on the first anniversary of the Closing (or, if earlier, the date of termination with the Company, the Buyer or their Affiliates), be provided with, to the extent not waived by the Continuing Employee under the Employee Claim Waiver, (i) base salary or base wage and target annual cash bonus opportunities that are no less favorable, in the aggregate, than the base salary or base wage and target annual cash bonus opportunities provided by the Company to each such Continuing Employee immediately prior to the Closing, (ii) pension and welfare benefits (including perquisites but excluding any equity or equity-based compensation, retention, change in control or similar type bonus and any defined benefit or non-qualified deferred compensation arrangements) that are substantially comparable in the aggregate than those provided by the Company to each such Continuing Employee immediately prior to the Closing and (iii) severance benefits that are no less favorable than the greater of either (A) severance benefits provided by the Buyer to its similarly situated employees or (B) the severance benefits provided by the Company to each such Continuing Employee immediately prior to the Closing.

(b)            The Buyer shall use commercially reasonable efforts to: (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of the Buyer or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents; (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made; and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of vesting, benefit accrual and eligibility to participate under each applicable benefit plan of the Buyer (excluding any equity or equity-based compensation, retention, change in control or similar type bonus and any defined benefit or non-qualified deferred compensation arrangements), as if such service had been performed with the Buyer, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c)            Unless the Buyer provides written notice to the Seller to the contrary, not less than five (5) Business Days before the anticipated Closing Date, (i) effective as of no later than the day immediately preceding the Closing Date, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, each of the Company and any ERISA Affiliate shall terminate (or shall cause to be terminated) any and all Benefit Plans intended to include a Section 401(k) of the Code arrangement (each, a “Company 401(k) Plan”) and any and all Benefit Plans intended to meet the requirements of Section 125 of the Code (each, a “125 Plan”) and shall use commercially reasonable efforts to cause any PEO or co-employer organization to terminate the participation of each Employee in any Company 401(k) Plan or 125 Plan maintained by such organization, and (ii) no later than the Business Day immediately prior to the Closing Date, the Seller shall provide the Buyer with evidence that each Company 401(k) Plan and each 125 Plan has been terminated and the participation of each Employee in each Company 401(k) Plan and 125 Plan has been terminated, as applicable (effective as of no later than the day immediately preceding the Closing Date), pursuant to resolutions of the board of directors or other Persons performing similar functions of the Company, such ERISA Affiliate or organization, as the case may be. The form and substance of such resolutions shall be subject to review and reasonable approval of the Buyer. The Seller shall use its commercially reasonable efforts to cause the Company to take such other actions in furtherance of the foregoing as the Buyer may reasonably require. In connection with the termination of each Company 401(k) Plan, to the extent applicable, (i) as soon as administratively practicable following the Closing Date, the Buyer shall designate and provide coverage under a tax-qualified defined contribution retirement plan that is sponsored by the Buyer or one of its subsidiaries (the “Buyer 401(k) Plan”) for the participants of each Company 401(k) Plan and (ii)to the extent permitted by the Buyer 401(k) Plan, the Buyer shall cause the Buyer 401(k) Plan to accept from each Company 401(k) Plan the direct rollover of the account balance (including the in-kind rollover of promissory notes evidencing outstanding participant loans) of each Employee who elects such direct rollover in accordance with each Company 401(k) Plan and the Code.

(d)            The Seller shall and shall cause the Company to use commercially reasonable efforts to terminate all Contracts with PEOs, including sending all required notices, such that (i) each such Contract, agreement or arrangement shall be of no further force or effect immediately prior to the Closing, in each case without any remaining liability of any kind on the part of the Company, the Buyer or any of its Affiliates and (ii) each Employee’s participation in any Benefit Plans sponsored by a PEO or co-employer entity shall terminate as of the Closing Date.

(e)            Prior to the Closing, the Seller shall, and shall use commercially reasonable efforts to cause the Company to, use commercially reasonable efforts to obtain Employee Claim Waivers, duly executed by each employee of the Seller and the Company that has not already executed an Employee Claim Waiver prior to or concurrently herewith. Notwithstanding anything to the contrary herein, no failure by the Seller to obtain any such Employee Claim Waiver under the foregoing sentence shall constitute a breach of this Agreement by the Seller for purposes of Section 6.2(b) or Section 7.1(d)(ii).

(f)            Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent the Buyer or any of its Affiliates from amending or terminating any of their benefit plans or, after the Closing, any Benefit Plan in accordance with their terms, (iii) prevent the Buyer, the Company or any of their Affiliates, after the Closing, from terminating the employment of any Continuing Employee, subject to following adequate procedures under applicable Law and compliance with this Section 4.7 or (iv) create any third-party beneficiary rights in any employee of the Company, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by the Buyer, the Company or any of their Affiliates or under any benefit plan which the Buyer, the Company or any of their Affiliates may maintain.

4.8            Confidentiality.

(a)            The terms of the Confidentiality Agreement, dated January 4, 2023 (the “Confidentiality Agreement”), between the Debtors and Guarantor, are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate with respect to Confidential Information (as defined in the Confidentiality Agreement) regarding the Company. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. The Buyer and the Guarantor acknowledge and understand that this Agreement, before it becomes otherwise publicly available, may be publicly filed in the Bankruptcy Court and further made available by the Seller to prospective bidders and that, except as prohibited herein, such disclosure will not be deemed to violate any confidentiality obligations owing to the Buyer or the Guarantor, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise.

(b)            The Seller acknowledges that from and after the Closing, all non-public information relating to the Company’s business and operations will be valuable and proprietary to the Buyer and the Company and their respective Affiliates. The Seller agrees that from and after the Closing, the Seller will not, and will cause its Affiliates and Representatives not to, directly or indirectly, without the prior consent of the Buyer, disclose to any Person any confidential information relating to the Buyer and its Affiliates or the Company, other than any (i) disclosures or actions required in connection with, or in the administration of, the Bankruptcy Proceeding, (ii) pursuant to or under applicable Law, including in connection with any Actions by Governmental Entities, (iii) information that becomes generally known to the public from sources other than the Seller and its Affiliates and Representatives, and (iv) to the extent necessary to enforce Seller’s rights under this Agreement or defend against any claims related to the Transactions. In furtherance of the foregoing, the Seller shall, and shall cause its Affiliates to (A) assign to the Buyer or the Company the portion of its rights under any confidentiality agreement between the Seller and its Affiliates and any other prospective bidder with respect to Confidential Information of the Company and (B) with respect to confidential information disclosed pursuant to clause (ii) of the foregoing sentence, use commercially reasonable efforts to obtain reasonable assurance that confidential treatment will be accorded to such disclosed information.

4.9            Tax Matters.

(a)            The Buyer and the Seller agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information (including access to books and records relating to Taxes) and assistance relating to the Company as is reasonably necessary for determining any liability for Taxes, the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Any reasonable expenses incurred in furnishing such information or assistance pursuant to this Section 4.9(a) shall be borne by the Party requesting it. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to transfer to the Buyer any books, records or information to the extent they relate to Tax Returns or related records or workpapers concerning a Seller Tax Group, provided that, to the extent such Tax Returns, records or workpapers would otherwise be required to be provided hereunder, the Seller shall provide portions of such Tax Returns, records or workpapers, or redacted versions thereof, to the extent relating solely to the Company. For the avoidance of doubt, this Section 4.9 will not require the Company to take any actions that would reasonably be expected to prevent or delay the consummation of the Transactions.

(b)            All transfer, documentary, sales, use, stamp, recording, value-added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges incurred in connection with the consummation of the Transactions (all including penalties, interest and other charges with respect thereto, collectively “Transfer Taxes”) shall be borne one-half by the Buyer and one-half by the Seller. Such Transfer Taxes shall be paid by the party responsible under applicable Law to pay such Transfer Taxes. The Parties shall cooperate in attempting to minimize the amount of all such Transfer Taxes and shall cooperate in the preparation and filing of any related Tax Returns.

(c)            Any payment by the Buyer or the Company under this Section 4.9 will be treated for applicable Tax purposes as an adjustment to the consideration paid under this Agreement. From and after the Closing Date, the Buyer shall not, and shall cause the Company not to, except as otherwise required by applicable Law, without the prior written consent of the Seller (not to be unreasonably withheld, conditioned, or delayed) (i) amend or otherwise modify a Tax Return of the Company for a Pre-Closing Period and (ii) make any Tax election with respect to the Company (including an election under Section 336 or 338 of the Code or any similar provision of foreign, state or local Law) that relates to, or is retroactive to, a Pre-Closing Period, in each case, to the extent such action could reasonably be expected to have a materially adverse impact on the Seller with respect to Taxes for a Pre-Closing Period.

(d)            Within ninety (90) days after the final determination of the Final Closing Date Payment, the Buyer shall prepare a schedule allocating the purchase price (as determined for U.S. federal income tax purposes) among the assets of the Company in a manner consistent with Section 1060 of the Code (the “Draft Allocation”) and shall deliver the Draft Allocation (together with worksheets and backup information explaining such allocation in reasonable detail) to the Seller for its review. If, within thirty (30) calendar days of the receipt of the Draft Allocation, the Seller shall not have objected in writing to such draft, the Draft Allocation shall become the Final Allocation, as defined below. If the Seller objects to the Draft Allocation in writing within such thirty (30) calendar-day period, the Buyer and the Seller shall negotiate in good faith to resolve any disputed items. Any allocation of the total consideration, as agreed upon by the Buyer and the Seller (as a result of either the Seller’s failure to object to the Draft Allocation or of good faith negotiations between the Buyer and the Seller which results in a written agreement) (the “Final Allocation”), shall be final and binding upon the parties. Notwithstanding the foregoing, if the Seller timely notifies the Buyer of its objection to the Draft Allocation and the Buyer and the Seller are unable through negotiation to resolve their dispute regarding the Draft Allocation, then each party hereto may file its own Tax Returns consistent with its own determination of the proper allocation. Any adjustment to the purchase price (as determined for U.S. federal income tax purposes) shall be allocated among the assets of the Company by reference to the item or items to which such adjustment is attributable.

4.10            Section 280G. To the extent any payment or benefit provided in connection with the Transactions is determined by the Parties to constitute an “excess parachute payment” (within the meaning of Section 280G(b) of the Code), Seller shall (i) no later than five (5) Business Days prior to the Closing Date, solicit from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who would otherwise receive any such “excess parachute payment” a waiver of such disqualified individual's rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments and/or benefits, if any, shall not be deemed to be “excess parachute payments” and (ii) no later than two (2) Business Days prior to the Closing Date, with respect to each individual who agrees to the waivers described in clause (i) submit to a vote of the equityholders of the applicable entity (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval, Seller shall provide drafts of such waivers and approval materials to Buyer for comment (which comments will be considered in good faith prior to soliciting such waivers and soliciting such approval).

4.11            Intercompany Arrangements.

(a)            The Parties agree that, immediately prior to the Closing, any Intercompany Payables between the Company, on the one hand, and the Seller or any of the other Debtors, on the other hand, shall be fully settled or otherwise deemed cancelled effective as of immediately prior to the Closing, in each case without the incurrence of any additional liability on the part of the Company.

(b)            Each of the Parties agrees that, immediately prior to the Closing, any contract, commitment or arrangement between the Company, on the one hand, and the Seller or any of the other Debtors, on the other hand, (other than the Assumption and Assignment Agreements, the Intellectual Property Assignment Agreement, the Short Form Domain Name Assignment Agreement and the Short Form Trademark Assignment Agreement), shall be terminated and be of no further force or effect and all obligations thereunder shall be fully satisfied and extinguished, notwithstanding any terms thereof to the contrary.

(c)            The Parties agree that, in the event any of the Buyer or the Seller discovers, after the Execution Date and prior to the Closing Date, that the Company relies on any intercompany services from, or use of contracts or assets of, the Seller or any of its Affiliates, in each case that are reasonably necessary to operate the Company as it is being operated as of the Execution Date, that the Parties shall negotiate in good faith to enter into such customary arrangements to provide for the Company to receive the benefit of any such services, contracts or assets from Seller or its applicable Affiliate at cost (including a transition services agreement) for a limited transitional period, in each case to be effective as of the Closing.

(d)            No additional consideration shall be payable by, and no additional amounts shall be owed by, the Buyer or any of its Affiliates to the Seller or any of its Affiliates in connection with the transactions effected pursuant to this Section 4.11.

4.12            Maintenance of Books and Records. After the Closing Date, the Buyer shall, until the fifth (5th) anniversary of the Closing Date, preserve, maintain and retain all books, records, other documents and electronically stored information of and relating to the Company and its business, in existence on the Closing Date (collectively, the “Books and Records”) and, subject to compliance with applicable Law and at Seller’s expense, make the same available for inspection and copying by the Seller, any of the Seller’s successors or assigns or any trustee in bankruptcy and, in each case, any of their respective Representatives upon reasonable notice and during normal business hours, for any reasonable business purpose or compliance with any obligation under any applicable Law, including for the purposes of (a) the preparation or amendment of Tax Returns of Seller for Pre-Closing Periods, financial or court filings or reports of the Seller and the Debtors, (b) responding to court orders, subpoenas or inquiries, investigations, audits or other proceedings of Governmental Entities, (c) prosecuting and defending any Action or for other like purposes, including claims, objections and resolutions in the Bankruptcy Proceeding and (d) as is necessary to administer, or satisfy their obligations in connection with, the Bankruptcy Proceeding, provided that (i) such access does not unreasonably interfere with the normal operations of the Buyer or the Company, (ii) all requests for access will be directed to the Buyer or such other Person(s) as the Buyer may designate in writing from time to time and (iii) nothing herein will require the Buyer to provide access to, or to disclose any information to, Seller or its Representatives to the extent such access or disclosure (A) would cause significant competitive harm to the Buyer, (B) would waive any legal privilege or (C) would be in violation of applicable Laws or the provisions of any agreement to which Buyer or any of its Affiliates; provided, further that in the case of the foregoing clauses (B) and (C) of this Section 4.12, the Buyer shall use commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection, including by arrangement of appropriate “counsel-to-counsel” disclosure, clean room procedures, redaction and other customary procedures. In addition, the Seller shall be permitted to retain a copy of the Books and Records for the foregoing purposes.

4.13          Trademark, Domain Name and Intellectual Property Assignment.

(a)            Prior to or concurrent with the Closing, the Seller, on the one hand, and the Company, on the other hand, shall enter into an Intellectual Property Assignment Agreement, in substantially the form attached hereto as Exhibit G (the “Intellectual Property Assignment Agreement”), pursuant to which:

(i)            the Seller shall assign, transfer, sell, convey and deliver to the Company all of the Seller’s right, title and interest in, to, and under all of (x) the Assigned Intellectual Property, (y) the Acquired Data (subject to applicable Law and any applicable contractual restrictions) and (z) the Assigned IT Assets, together with, as applicable, (A) all income, royalties, damages and payments now or hereafter due or payable with respect thereto and (B) the rights to (I) sue and recover damages and obtain equitable relief for past, present and future infringement, misappropriation or other violation thereof, (II) collect royalties and other payments thereunder, (III) claim priority based thereon under the laws of any jurisdiction and/or under international conventions or treaties, (IV) prosecute, register, maintain and defend such Intellectual Property before any public or private agency, office or registrar and (V) fully and entirely stand in the place of the Seller in all matters related thereto; and

(ii)            the Seller shall cause LedgerPrime LLC to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-sublicensable, non-transferable, non-exclusive license, under any Intellectual Property (other than Trademarks) owned by LedgerPrime LLC that is used in the business of the Company as of the date of this Agreement, to use such Intellectual Property in the same or substantially the same manner as used by the Company as of the date of this Agreement.

(b)            Prior to or concurrent with the Closing, (i) the Seller, on the one hand, and the Company, on the other hand, shall enter into a Short Form Trademark Assignment Agreement, in substantially the form attached hereto as Exhibit E (the “Short Form Trademark Assignment Agreement”) and a Short Form Domain Name Assignment Agreement, in substantially the form attached hereto as Exhibit F (the “Short Form Domain Name Assignment Agreement”), in each case, for purposes of recordation with the applicable Intellectual Property office or domain name registrar, as applicable.

(c)            Prior to or concurrent with the Closing, the Seller shall deliver to the Company (to the extent not then in the possession of the Company) (i) copies of all Intellectual Property prosecution files and dockets, registration certificates, litigation files, and related opinions of counsel and correspondence relating thereto, as applicable, for the registered or applied-for Business Intellectual Property, (ii) tangible embodiments of all Intellectual Property (including all Software) included in the Business Intellectual Property and all Acquired Data, and (iii) all Assigned IT Assets, in each case of the foregoing (i) through (iii), to the extent in the possession or control of the Seller (all of the assets, properties and rights set forth in this Section 4.13(c)), together with the Assigned Intellectual Property, collectively, the “Transferred IP Assets”).

(d)            In the event that either Party discovers following the Closing that any Transferred IP Asset was inadvertently not assigned, transferred, conveyed, sold or delivered to the Company at or prior to the Closing, Seller shall promptly assign, transfer, convey, sell and deliver such Transferred IP Asset to the Company, free and clear of all Liens (other than Permitted Encumbrances), in accordance with the terms of this Agreement. Without limiting the foregoing, from and after the Closing, Seller shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out this Section 4.13.

4.14          Intellectual Property Matters. As of and following the Closing, neither the Seller nor the other Debtors will, directly or indirectly (i) exploit, disclose, or make use of all or any part of the Business Intellectual Property or (ii) attempt to register any Trademark included in the Business Intellectual Property or any Trademark confusingly similar thereto; and the Seller and the other Debtors will consent to, and not challenge or interfere with, the Company’s efforts to apply for, defend or enforce registrations for, and rights in, any Business Intellectual Property worldwide, or the use or ownership thereof by the Company. Without limiting the foregoing, as of the Closing, the Seller shall, and shall cause the applicable Debtor to (x) cease to, and not at any time thereafter, hold itself out as having any affiliation or association with Buyer or any of its Affiliates (including the Company), except to the extent the Seller would be permitted to do so under applicable Law (including in references to the historical relationship between the Seller and the Company), and (y) make filings within three (3) months after Closing to change its name to a name that does not include the Trademark “LEDGERX” or any Trademark confusingly similar thereto, including making any filings with any Governmental Entity necessary to effect such change.

4.15            Cash Distributions. Prior to the Closing Date, subject to applicable Law, the Seller shall use its commercially reasonable efforts to cause the Company to distribute all Operating Cash (including, for the avoidance of doubt, any Operating Cash that would be accounted for in lines 1000 or 1050 of the Recent Balance Sheet) to the Seller or another Debtor. Notwithstanding the foregoing, and for the avoidance of doubt, (a) in no event shall the Seller cause any Restricted Cash to be distributed in connection with this Section 4.15 and (b) the Parties acknowledge and agree that any Operating Cash that is not distributed to the Seller or another Debtor pursuant to this Section 4.15 shall be considered part of the Closing Operating Cash Amount hereunder and treated in accordance therewith for all purposes of this Agreement.

4.16            Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

Article V

bankruptcy matters

5.1            Successful Bidder. Consummation of the Transactions are subject to approval by the Bankruptcy Court and the consideration by the Debtors and the Bankruptcy Court of higher or better competing bids. Immediately following the execution of this Agreement, Seller and the other Debtors shall take all required actions to designate Buyer the Successful Bidder (as defined in the Bid Procedures) in accordance with and subject to the terms of the Bid Procedures and the Bid Procedures Order, including promptly filing a Notice of Successful Bidder (as defined in the Bid Procedures) designating the Buyer as such.

5.2            Bankruptcy Court Filings.

(a)            The Seller shall use its commercially reasonable efforts to file and have entered the Sale Order on or before the date that is two (2) Business Days after the Sale Hearing.

(b)            Each of the Seller and the Buyer shall (i) appear in the Bankruptcy Court if reasonably requested by the other Party or required by the Bankruptcy Court in connection with the Transactions and (ii) keep the other reasonably apprised of the status of material matters related to the Agreement, including, upon reasonable request promptly furnishing the other with copies of notices or other communications received from the Bankruptcy Court or any other party with respect to the Transactions.

(c)            The Parties shall consult with each other regarding pleadings that any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of the Sale Order. The Seller shall promptly provide the Buyer and its outside legal counsel with copies of all notices, filings and orders of the Bankruptcy Court that the Seller has in its possession (or receives) pertaining to the Sale Order, or related to any of the Transactions, but only to the extent such papers are not publicly available on the docket of the Bankruptcy Court or otherwise made available to the Buyer and its outside legal counsel. The Seller shall not seek any modification to the Sale Order by the Bankruptcy Court or any other Governmental Entity of competent jurisdiction to which a decision relating to the Bankruptcy Proceeding has been appealed, in each case, without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed).

(d)            If the Sale Order, or any other orders of the Bankruptcy Court relating to this Agreement or the Transactions, are appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Sale Order, or other such order), subject to rights otherwise arising from this Agreement, the Seller shall use commercially reasonable efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

5.3            Sale of Claims.

(a)            In exchange for the consideration provided to Seller under this Agreement, the Seller and each of its affiliated Debtors hereby sells, transfers and conveys to the Buyer any and all claims, liabilities and causes of action that such person has or may have against (i) the Company, (ii) the Company’s current directors, officers, employees, agents and the predecessors, successors and assigns of each of the foregoing (in each case, solely in their capacity as such), (iii) the Company’s customers, creditors, vendors and other commercial counterparties (in each case, solely in their capacity as such), (iv) the Buyer, Guarantor and the Affiliates of each of the Buyer and Guarantor and (v) the Additional Protected Persons, in each case of the foregoing clauses (i) – (v), whether known or unknown, arising prior to, on or after the commencement of the Bankruptcy Proceeding, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including, without limitation, any avoidance or recovery actions arising under the Bankruptcy Code including sections 502, 510, 542, 544, 545, 547, 548, 549, 550, 551, 552, and 553 of the Bankruptcy Code, or under any similar or related state or federal statutes or common law against such parties and any subsequent transferees, in each case, excluding any claims arising under this Agreement or the other Transaction Documents (collectively, the “Acquired Claims”), in each case free and clear of all Liens, under section 363(f) of the Bankruptcy Code and to the maximum extent permitted under applicable law.

(b)            From and after the Closing, with respect to any claim or occurrence relating to the Acquired Claims or the Company arising prior to the Closing for which the Company would have had coverage pursuant to any of the Debtors’ insurance policies immediately prior to the Closing (such policies, the “Debtor Insurance Policies” and such claims, the “Coverage Claims”), the Company may access, submit claims, retain claims made prior to Closing and seek coverage for such Coverage Claims under the Debtor Insurance Policies, subject to the terms and conditions of such Debtor Insurance Policies; provided, however, that (i) the Buyer and the Company shall exclusively bear the amount of any “deductibles” or self-insured retentions associated with claims under such Debtor Insurance Policies and shall otherwise be liable for all uninsured or uncovered amounts of such claims, (ii) the Buyer and the Company shall be solely responsible at their expense for notifying any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of such claims and shall not, without the written consent of the Seller, amend, modify or waive any rights of the Seller or other insureds under any such insurance policies and programs and (iii) the Debtors shall not be required to incur any fees, costs, or expenses in connection with any of the foregoing, and the Buyer and the Company shall be liable for any fees, costs or expenses to the extent any are incurred by the Debtors directly or indirectly through the insurers or reinsurers of the Debtor Insurance Policies relating to any unsuccessful Coverage Claims. Nothing in this Section 5.3(b) shall be (x) interpreted to impose any obligation on the Seller or any of its Affiliates to renew, extend, or purchase tail coverage with respect to, or in any way amend or seek to amend any insurance policy, or to purchase any new or additional insurance policy or (y) be read to confer to the Company broader rights to insurance proceeds from the Debtor Insurance Policies than whatever rights the Company would have if the Closing were to not occur.

(c)            Prior to Closing, Seller shall, and shall cause each of its affiliated Debtors to, execute an instrument of assignment, substantially similar to the covenants set forth in this Section 5.3 (the “Debtors’ Assignment of Claims”) to effectuate the foregoing.

5.4            Sale Order.

(a)            The Buyer and the Seller shall take all actions as may be reasonably necessary to cause the Sale Order to be issued, entered and become a Final Order, including furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court. The Buyer agrees that it will promptly take such actions as are reasonably requested by the Seller to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of establishing adequate assurance of future performance within the meaning of section 365 of the Bankruptcy Code and demonstrating that the Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code.

(b)            The Sale Order shall be in a form and substance reasonably acceptable to Buyer and shall, among other things (i) approve, pursuant to sections 105, 363, and 365 of the Bankruptcy Code (A) the execution, delivery and performance by the Seller of this Agreement, (B) the sale of the Interests to the Buyer on the terms set forth herein and free and clear of all Liens (other than Permitted Encumbrances), (C) the sale of the Acquired Claims and the Coverage Claims by the Debtors (D) the performance by the Seller of its obligations under this Agreement, and (E) the assumption and assignment of the Assumed Contracts, (ii) find that (A) the Buyer is a “good faith” buyer within the meaning of section 363(m) of the Bankruptcy Code; and (B) the Buyer is not a successor to the Seller and (iii) grant the Buyer the protections of section 363(m) of the Bankruptcy Code. The Buyer agrees that it will promptly take such actions as are reasonably requested by the Seller to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of demonstrating that the Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code.

Article VI

Conditions

6.1            Conditions to Each Party’s Obligation to Consummate the Transactions. The obligation of each Party to consummate the Transactions is subject to the satisfaction or waiver in writing by the Buyer and the Seller, at or prior to the Closing of each of the following conditions:

(a)            Regulatory Approvals and Deliverables. The applicable notice(s) shall have been delivered by the Company to the CFTC as required under the applicable CFTC Rules (including the CFTC Closing Notice) and there shall have been no communication (as verified by the Parties) by the CFTC (or the CFTC staff acting under delegated authority of the CFTC) at any time after the Execution Date that the CFTC (A) has determined that the Transactions or the Buyer’s ownership or operation of the Company following the Closing is inconsistent with the applicable provisions of the CEA or CFTC Rules or (B) will otherwise subject the Buyer or the Company to further investigation, orders or objections or material delays (other than ordinary course requests for information in connection with the CFTC Closing Notice) due solely to a matter pertaining to the Company that was not disclosed to the Buyer prior to the Execution Date (except as set forth on Section 6.1(a) of the Seller Disclosure Schedule).

(b)            Orders. No court, arbitrator, mediator or other Governmental Entity of competent jurisdiction shall have enacted, enforced, entered, issued or promulgated any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c)            Sale Order. The Bankruptcy Court shall have entered the Sale Order, and the Sale Order shall be a Final Order.

6.2            Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the Transactions is also subject to the satisfaction or waiver in writing by the Buyer at or prior to the Closing of the following conditions:

(a)            Representations and Warranties.

(i)            (A) The Seller Fundamental Representations, other than the representations in Section 2.1 (Ownership of Interests) and in the first sentence of Section 2.3(a) (Capital Structure), shall be true and correct in all material respects, in each case as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) the Seller Fundamental Representations in Section 2.1 (Ownership of Interests) and in the first sentence of Section 2.3(a) (Capital Structure) shall be true and correct in all respects as of the Execution Date and as of the Closing as though made on and as of such date and time.

(ii)            Other than the Seller Fundamental Representations, all other representations and warranties of the Seller set forth in Article II shall be true and correct (without giving effect to any materiality qualifiers, including “Material Adverse Effect,” contained therein) as of the Execution Date and as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Performance of Obligations of the Seller. The Seller shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date.

(c)            No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(d)            Closing Certificate. The Buyer shall have received at the Closing a certificate signed on behalf of the Seller by a duly authorized officer (solely in his, her or their capacity as such and not in his, her or their personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

6.3            Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Transactions is also subject to the satisfaction or waiver in writing by the Seller at or prior to the Closing of the following conditions:

(a)            Representations and Warranties.

(i)            The representations and warranties of each of the Buyer and Guarantor set forth in Section 3.1 (Organization, Good Standing and Qualification) and Section 3.2 (Authority; Approval) shall be true and correct in all material respects as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii)            The other representations and warranties of each of the Buyer and Guarantor, contained in Article III, as applicable, shall be true and correct (without giving effect to any materiality qualifiers contained therein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representation and warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Buyer to consummate the Transactions.

(b)            Performance of Obligations of the Buyer. The Buyer shall have performed and complied with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.

(c)            Closing Certificate. The Seller shall have received at the Closing a certificate signed on behalf of each of the Buyer and Guarantor by a duly authorized officer of each of the Buyer and Guarantor (solely in his, her or their capacity as such and not in his, her or their personal capacity, and without personal liability), certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b), as applicable, have been satisfied.

6.4            Frustration of Closing Conditions. A Party may not rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

Article VII

Termination

7.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by written agreement of the Buyer and the Seller;

(b)            automatically, upon the consummation of a Competing Transaction;

(c)            by either the Buyer or the Seller, by giving written notice of such termination to the other Party, if:

(i)            the Closing has not occurred by 5:00 p.m., prevailing Eastern time, on July 25, 2023 (the “Termination Date”), which date may be extended by mutual agreement of the Parties or otherwise pursuant to Section 7.1(d)(ii) or Section 7.1(e)(ii); provided that, if the Closing has not occurred on or before the Termination Date due to a material breach of any covenants or agreements contained in this Agreement by the Buyer or the Seller, as applicable, so as to cause any of the conditions of the other Party, as applicable, set forth in Section 6.1 (Conditions to Each Party’s Obligation to Consummate the Transactions), Section 6.2 (Conditions to Obligations of the Buyer) or Section 6.3 (Conditions to Obligations of the Seller) not to be satisfied, as applicable, then such breaching Party may not terminate this Agreement pursuant to this Section 7.1(c)(i);

(ii)            there is in effect a final non-appealable Order of a Governmental Entity of competent jurisdiction, enjoining or otherwise prohibiting the consummation of the Transactions (it being agreed that the Parties will promptly appeal any adverse determination which is not non-appealable and pursue such appeal in accordance with their respective obligations under this Agreement unless and until this Agreement is terminated pursuant to this Section 7.1);

(iii)            the Sale Order is not entered by May 5, 2023 (the “Sale Order Outside Date”), or does not become a Final Order by May 19, 2023 (the “Final Order Outside Date”) or

(d)            by the Buyer, upon written notice to the Seller:

(i)            if the Buyer is not selected as a Successful Bidder or an Alternate Bidder at the conclusion of the Auction, or the Buyer is not selected as a Successful Bidder and no Auction is held;

(ii)            in the event of a material breach by the Seller of any representation or warranty or any covenant or agreement contained in this Agreement that (A) would result in any of the conditions set forth in Section 6.1 (Conditions to Each Party’s Obligation to Consummate the Transactions), or Section 6.2 (Conditions to Obligations of the Buyer) not being satisfied if such breach remained uncured as of the Closing and (B) such breach is incapable of being cured prior to the Termination Date or, if capable of being cured, such breach has not been cured within thirty (30) days after the giving of written notice by the Buyer to the Seller of such breach; provided that the Buyer is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; or

(iii)            if, following entry by the Bankruptcy Court of the Sale Order, the Sale Order is amended, modified or supplemented without the Buyer’s prior written consent or is voided, reversed or vacated prior to the Sale Order becoming a Final Order (provided that the Buyer shall not be able to terminate this Agreement pursuant this Section 7.1(d)(iii) with respect to any amendments, modifications or supplements made prior to the Sale Order becoming a Final Order if more than three (3) Business Days have lapsed since the Sale Order has become a Final Order).

(e)            by the Seller, upon written notice to the Buyer:

(i)            if the Buyer is not selected as a Successful Bidder or an Alternate Bidder at the conclusion of the Auction, if applicable, or the Buyer is not selected as a Successful Bidder and no Auction is held;

(ii)            in the event of a breach by the Buyer of any representation or warranty or any covenant or agreement contained in this Agreement that (A) would result in any of the conditions set forth in Section 6.1 (Conditions to Each Party’s Obligation to Consummate the Transactions) or Section 6.3 (Conditions to Obligations of the Seller) not being satisfied if such breach remained uncured as of the Closing and (B) such breach is incapable of being cured prior to the Termination Date or, if capable of being cured, such breach has not been cured within thirty (30) days after the giving of written notice by the Seller to the Buyer of such breach; provided that the Seller is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(iii)            (A) if all of the conditions set forth in Section 6.1 (Conditions to Each Party’s Obligation to Consummate the Transactions) and Section 6.2 (Conditions to Obligations of the Buyer) have been satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing, all of which are capable of being satisfied at the Closing), (B) the Seller has irrevocably confirmed by written notice to the Buyer that: (1) all conditions set forth in Section 6.3 (Conditions to Obligations of the Seller) have been satisfied (other than those that, by their nature, are to be satisfied at Closing) or that it would be willing to waive any unsatisfied conditions in Section 6.3 (Conditions to Obligations of the Seller) if the Closing were to occur and (2) it is ready, willing and able to consummate the Closing and (C) the Buyer fails to consummate the Closing within two Business Days following the date the Closing should have occurred pursuant to Section 1.2; provided, however, that any purported termination by the Buyer pursuant to Section 7.1(c)(i) (Termination Date) shall be deemed to be a termination by the Seller pursuant to this Section 7.1(e)(iii) if the Seller is entitled to terminate this Agreement pursuant to this Section 7.1(e)(iii) at the time of such termination; or

(iv)            if, prior to the Sale Order being entered, the Seller or the board of directors (or similar governing body) of the Seller determines that proceeding with the Transactions or failing to terminate this Agreement would be inconsistent with its or such Person’s or body’s fiduciary duties.

7.2            Effect of Termination; Purchase Price Deposit.

(a)            In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and of no effect; provided, however, that the provisions set forth in this Section 7.2, Article VIII and in the Confidentiality Agreement shall survive the termination of this Agreement; provided, further, that nothing in this Section 7.2 shall be deemed to release any Party from liability for any material breach of this Agreement prior to termination (which, for the avoidance of doubt, will be deemed to include any failure by either Party to consummate the Closing if and when it is obligated to do so hereunder).

(b)            If this Agreement is terminated:

(i)            by the Seller pursuant to Section 7.1(e)(ii) (Breach of Representation and Warranties);

(ii)           by the Seller pursuant to Section 7.1(c)(iii) (Sale Order) because Seller is unable to obtain the Sale Order due primarily to actions by or events or circumstances caused by or relating to the Buyer or any of its Affiliates (including in connection with any Governmental Entity); or

(iii)          pursuant to Section 7.1(e)(iii) (Buyer Failure to Close);

then the Seller shall retain the Deposit Amount, together with all interest thereon.

(c)            Each of the Parties acknowledges and agrees that the agreements contained in this Section 7.2 are an integral part of the Transactions and that, without these agreements, the other Party would not enter into this Agreement. Each of the Parties further acknowledges that the retention by the Seller of the Deposit Amount is not a penalty, but rather liquidated damages in a reasonable amount that will compensate the Seller, together with any additional damages to which the Seller may be entitled hereunder, including pursuant to Section 7.2(a), in the circumstances in which such Deposit Amount may be retained by the Seller, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision; provided that, for the avoidance of doubt, this Section 7.2(c) shall not limit the rights of the Seller to pursue a grant of specific performance or other equitable relief pursuant to Section 8.6 prior to the termination of this Agreement.

(d)            If this Agreement is terminated for any reason prior to the Closing other than as contemplated by Section 7.2(b), then the Deposit Amount shall be returned to the Buyer within two (2) Business Days of termination and the Buyer shall have no further recourse against the Seller.

(e)            The Deposit Amount shall only constitute property of the Seller in the event that such Deposit Amount is released to the Seller by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

Article VIII

Miscellaneous and General

8.1            Survival. The Parties agree that the representations, warranties, covenants or agreements contained in this Agreement will not survive the Closing (other than with respect to Section 2.18 (No Other Representations or Warranties), Section 3.9 (No Other Representations or Warranties), Section 4.8 (Confidentiality) and this Article VIII), and none of the Parties will have any liability to each other after the Closing for any claim for breach of such representations, warranties, covenants or agreements, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) in respect thereof, in each case, which may be made, or Action instituted, after the Closing. Notwithstanding the foregoing, the covenants and agreements that by their terms are to be satisfied after the Closing Date shall survive until satisfied in accordance with their terms. At and at all times after the Closing, in no event shall the Buyer, on the one hand, or the Seller, on the other hand, have any recourse against (a) the Seller or any of the Seller Parties or (b) the Buyer or any of the Buyer Parties, respectively, in each such case, with respect to any representation, warranty, covenant or agreement made by the Seller or the Buyer, as applicable, in this Agreement or in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, except with respect to claims for breaches of covenants and agreements that by their terms are to be satisfied after the Closing Date. Notwithstanding anything herein to the contrary, nothing in this Section 8.1 shall impact, restrain, prohibit or limit any claim of fraud.

8.2            Entire Agreement; Amendment; Waiver. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both the Seller and the Buyer, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.3            Expenses. Except as otherwise provided in this Agreement and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

8.4            Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means such as “.pdf” or “.jpg” files), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

8.5            Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, and the obligations, rights and remedies of the Parties shall be determined in accordance with such Laws.

8.6      Specific Performance. The Parties agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any Party will be entitled to injunctive relief to prevent any such breach, and to specifically enforce the terms and provisions of this Agreement without the necessity of posting bond or other security against it or proving damages, including without limitation specific performance of such covenants, promises or agreements (including to cause the Buyer to consummate the Closing and to make the payments contemplated by this Agreement) or an Order enjoining a Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 8.6 will be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

(b)            The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Buyer or the Seller, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Buyer or the Seller, as applicable, under this Agreement all in accordance with the terms of this Section 8.6.

8.7            Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)            Without limiting any Party’s right to appeal any order of the Bankruptcy Court: (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions; and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 8.8; provided, however, that if the Bankruptcy Proceeding has been closed pursuant to section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, in the Supreme Court of the Delaware Court of Chancery, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Action brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)            Each of the Parties hereby consents to process being served by any other Party in any Action by delivery of a copy thereof in accordance with the provisions of Section 8.8; provided, however, that such service will not be effective until the actual receipt thereof by the Party being served.

(c)            Each Party to this Agreement waives any right to trial by jury in any Action regarding this Agreement or any provision hereof.

8.8            Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email, as provided in this Section 8.8; provided that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed within one Business Day after email by dispatch pursuant to one of the other methods described herein:

To the Seller:

2600 South Shore Blvd, Suite 300

League City, TX 77573

Attn: Kathryn Schultea

Email Address: kathyschultea@ftx.com

With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street

New York, NY 10004-2498
Attn: Mitchell S. Eitel

          Audra D. Cohen

Email Address: eitelm@sullcrom.com

                               cohena@sullcrom.com

To the Buyer or Guarantor:

c/o Miami International Holdings, Inc.

7 Roszel Road, Suite 1A

Princeton, NY 08540

Attn: Barbra J. Comly, General Counsel

Email Address: bcomly@miami-holdings.com

With a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn: Benet J. O’Reilly

           Lisa M. Schweitzer

           Charles W. Allen

Email Address: boreilly@cgsh.com

                               lschweitzer@cgsh.com

                               callen@cgsh.com

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

8.9            Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.10            Assignment; Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third-party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Buyer (by operation of law or otherwise) without the prior written consent of each of the Buyer and Guarantor, in the case of the Seller, and the Seller, in the case of the Buyer or Guarantor, and any attempted assignment without the required consents will be void; provided, however, that (a) each of the Buyer and Guarantor may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates and (b) the Seller may assign some or all of its rights or delegate some or all of its obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court, to the extent such assignment does not adversely affect any rights of Buyer or the Company, in the case of each of clauses (a) and (b) above, without any other Party’s consent. No assignment or delegation of any obligations hereunder will relieve any of the Seller, the Buyer or Guarantor of any such obligations. Upon any such permitted assignment, the references in this Agreement to the Seller, the Buyer or Guarantor will also apply to any such assignee unless the context otherwise requires.

8.11            Interpretation; Construction.

(a)            The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Exhibit, Section or Schedule, such reference shall be to an Exhibit, Section or Schedule to this Agreement unless otherwise indicated.

(b)            If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email.

(c)            All capitalized terms in this Agreement (including the Exhibits and Schedules hereto) shall have the meanings set forth in Exhibit A hereto, except as otherwise specifically provided herein. Each of the other capitalized terms used in this Agreement has the meaning set forth where such term is first defined or, if no meaning is set forth, the meaning required by the context in which such term is used.

(d)            Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein.

(e)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(f)            The Parties drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(g)            The Seller has set forth information in the Seller Disclosure Schedule in a Section of such Seller Disclosure Schedule that corresponds to the Section of this Agreement to which it relates. The fact that any item of information is disclosed in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent based on a plain reading of such disclosure. The headings contained in the Seller Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Seller Disclosure Schedule or this Agreement. The Seller Disclosure Schedule is not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Seller Disclosure Schedule shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Seller Disclosure Schedule shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement and matters reflected in the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for informational purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Seller Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Seller Disclosure Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. No disclosure in the Seller Disclosure Schedule relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

8.12            Guarantee.

(a)            Guarantor hereby unconditionally and irrevocably guarantees the full, complete and timely performance and payment by the Buyer of its obligations, in each case, under Article I, Article IV¸ Article V, Section 7.2 and Article VIII of this Agreement (the “Guaranteed Obligations”). This is a guarantee of payment and performance, and Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of the Buyer’s liabilities and obligations (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee.

(b)            If the Buyer does not timely pay or perform any of the Guaranteed Obligations in accordance with their respective terms, Guarantor shall immediately and without demand by the Seller, pay or perform such Guaranteed Obligations as if Guarantor was the principal obligor primarily liable for the performance thereof and not as a mere surety. The Seller may obtain recourse against Guarantor for the payment and performance of the Guaranteed Obligations concurrently with, or after any other Action to enforce such Guaranteed Obligations. Guarantor shall be entitled to perform or satisfy the Guaranteed Obligations pursuant to the same terms and conditions and subject to the same rights and limitations as are applicable to the Buyer under this Agreement.

(c)            Guarantor hereby waives, for the benefit of the Seller (a) any right to require the Seller, as a condition of payment or performance of Guarantor, to proceed against the Buyer or pursue any other remedies whatsoever and (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to the Buyer under this Agreement. Guarantor understands that Seller is relying on this guarantee in entering into this Agreement. Notwithstanding the foregoing, nothing in this Section 8.12 shall or shall be deemed to expand or otherwise modify any liabilities or obligations of the Buyer pursuant to this Agreement or create or expand any liabilities or obligations of the Buyer other than as expressly set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SELLER: LEDGER HOLDINGS INC.

By:	/s/ John J. Ray III
	Name:	John J. Ray III
	Title:	Chief Executive Officer

BUYER M 7 HOLDINGS, LLC

By:	/s/ Thomas P. Gallagher
	Name:	Thomas P. Gallagher
	Title:	Chairman and Chief Executive Officer

Solely for purposes of Article I, Article III, Section 4.2, Section 4.3, Section 4.6, Section 4.8, Section 4.16, Article V, Section 7.2 and Article VIII

GUARANTOR

MIAMI INTERNATIONAL HOLDINGS, INC.

By:	/s/ Thomas P. Gallagher
	Name:	Thomas P. Gallagher
	Title:	Chairman and Chief Executive Officer

[Signature Page to Interest Purchase Agreement]

Exhibit A

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this Exhibit A.

“125 Plan” has the meaning set forth in Section 4.7(c).

“Accounting Firm” means such nationally recognized independent public accounting firm that will accept such appointment and that is mutually agreed to by the Buyer and the Seller; provided, further, that if the Buyer and the Seller are unable to agree on a nationally recognized independent public accounting firm that will accept such appointment within five (5) Business Days of beginning discussions with respect to the selection of an Accounting Firm, either Party may request that a nationally recognized public accounting firm that has not had a material relationship with either of the Parties in the preceding two (2) years be appointed and upon such appointment “Accounting Firm” shall mean such firm.

“Accounting Firm’s Report” has the meaning set forth in Section 1.5(b)(iii).

“Acquired Claims” has the meaning set forth in Section 5.3(a).

“Acquired Data” means all data owned by (i) the Seller that is used or held for use in, or otherwise necessary for, the business of the Company as currently conducted or (ii) any of the other Debtors that is exclusively used or held for use in or otherwise exclusively related to the business of the Company as currently conducted, in each case of the foregoing (i) and (ii), whether (a) contained in Seller-owned or Company-owned data centers or databases or those stored by third parties on behalf of the Seller or any of the other Debtors, or (b) otherwise collected, accessed, acquired, stored, protected, used, or otherwise processed by or on behalf of the Seller or any of the other Debtors.

“Action” means any civil, criminal or administrative action, suit, demand, claim, complaint, litigation, investigation, review, audit, formal proceeding, arbitration, hearing or other similar dispute.

“Additional Payment Amount” means an amount equal to the Final Purchase Price minus the Closing Date Payment.

“Additional Protected Persons” means each of (i) the Company’s former directors, officers, employees, agents and the predecessors, successors, and assigns of each of the foregoing (in each case, solely in their capacity as such), and (ii) the Persons set forth in set forth on Section 1.1(a) of the Seller Disclosure Schedule (in each case, solely in their capacity as a former equityholder, director, officer and/or advisor of the Seller and/or the Company, as applicable). For the avoidance of doubt, the foregoing shall not include any of Samuel Bankman-Fried, Gary Wang, Nishad Singh, Caroline Ellison or any person known by the Debtors to have a familial relationship with any of the foregoing persons.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary herein: (a) prior to the Closing, the Company shall not be an “Affiliate” of the Buyer; (b) following the Closing, the Company shall not be an “Affiliate” of the Seller; and (c) references herein to “Affiliates” of the Seller and phrases of similar import shall include only the Company and the other Debtors (other than the Seller).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, and all other U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assigned Contracts” has the meaning set forth in Section 1.6(h).

“Assigned Domain Names” means (a) all domain names owned by Seller containing or consisting of any Assigned Trademarks and (b) any other domain names that are owned by the Seller, including the domain names identified on Section 2.14(a) of the Seller Disclosure Schedule.

“Assigned Intellectual Property” means all Intellectual Property that is owned by the Seller, including the Assigned Trademarks and the Assigned Domain Names.

“Assigned IT Assets” means, collectively, any and all information technology equipment (including servers, computers, routers, databases, Software and networks) owned by the Seller.

“Assigned Trademarks” means all Trademarks owned by the Seller, including the Trademarks identified on Section 2.14(a) of the Seller Disclosure Schedule and any other Trademarks or domain names consisting of, incorporating or confusingly similar thereto.

“Assumed Contracts” has the meaning set forth in Section 1.6(a).

“Assumption and Assignment Agreement” has the meaning set forth in Section 1.3(a)(iv).

“Auction” has the meaning set forth in the Recitals.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Proceeding” has the meaning set forth in the Recitals.

“Benefit Plan” means any benefit or compensation plan, program, policy, program, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or maintained by a PEO on behalf of Employees. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, consulting, retirement, severance, termination or change in control agreements, retention or change in control bonuses, deferred compensation, equity-based, incentive, bonus, disability, employee loan, perquisites, pension, salary continuation, sick leave, vacation pay, hospitalization, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Bid Procedures” has the meaning set forth in the Recitals.

“Bid Procedures Order” has the meaning set forth in the Recitals.

“Books and Records” has the meaning set forth in Section 4.12.

“Business Day” means any day other than: (a) a Saturday or a Sunday; or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.

“Business Intellectual Property” means, collectively, the Company Intellectual Property and the Assigned Intellectual Property.

“Business Registered IP” means any Business Intellectual Property that is issued by, registered with, renewed by or the subject of a pending application before the U.S. Patent & Trademark Office or U.S. Copyright Office, or any equivalent or corresponding Governmental Entity anywhere in the world, or Internet domain name registrar.

“Buyer” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 4.7(c).

“Buyer Adjustment Report” has the meaning set forth in Section 1.5.

“Buyer Parties” means, collectively: (i) the Buyer; (ii) each of the current or former Affiliates of the Buyer; and (iii) each of the current or former officers, directors, employees, equityholders, partners, stockholders, members, direct and indirect owners, managers, advisors, predecessors, successors and assigns of any of the Persons described in clause (i) or clause (ii) of this definition, and each of the Affiliates of any of the Persons described in this clause (iii).

“CEA” has the meaning set forth in Section 2.5(a).

“CFTC” has the meaning set forth in Section 2.5(a).

“CFTC Closing Notice” has the meaning set forth in Section 4.3(a)(iv).

“CFTC Rules” has the meaning set forth in Section 2.5(a).

“Chapter 11” means Chapter 11 of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Payment” means an amount in cash equal to: (a) the Purchase Price; plus (b) the Net Working Capital Surplus, if any, the Regulatory Cash Surplus, if any and the Closing Operating Cash Amount (each as set forth in the Estimated Closing Statement); minus (c) the Closing Indebtedness Amount, the Net Working Capital Shortfall, if any, and the Regulatory Cash Shortfall, if any (each as set forth in the Estimated Closing Statement); minus (d) the Deposit Amount.

“Closing Indebtedness Amount” has the meaning set forth in Section 1.4.

“Closing Net Working Capital Amount” has the meaning set forth in Section 1.4.

“Closing Operating Cash Amount” has the meaning set forth in Section 1.4.

“Closing Regulatory Cash Amount” has the meaning set forth in Section 1.4.

“Closing Statement” has the meaning set forth in Section 1.4.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

“Company” has the meaning set forth in the Recitals.

“Company 401(k) Plan” has the meaning set forth in Section 4.7(c).

“Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company.

“Company IT Assets” means, collectively, any and all information technology equipment (including servers, computers, routers, databases, Software and networks) owned, used, leased or licensed by the Company or by the Seller.

“Company Software” has the meaning set forth in Section 2.14(g).

“Confidentiality Agreement” has the meaning set forth in Section 4.8.

“Continuing Employees” has the meaning set forth in Section 4.7(a).

“Contract” means any agreement, undertaking, lease, license, contract, note, bond, mortgage, indenture, arrangement or other obligation.

“Counterparty” has the meaning set forth in Section 1.6(c).

“Coverage Claims” has the meaning set forth in Section 5.3(b).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 Pandemic, including the CARES Act, the Families First Act and any other COVID-19 Pandemic relief measure hereafter adopted by any Governmental Entity.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions, mutations or variations thereof and/or any related or associated disease outbreaks, epidemics and/or pandemics.

“Cure Costs” means monetary amounts that must be paid and obligations that otherwise must be satisfied under section 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and/or assignment of any Assumed Contract, as agreed upon by the Parties or determined by the Bankruptcy Court pursuant to the procedures in the Bid Procedures Order.

“DCM” has the meaning set forth in Section 2.10(b).

“DCO” has the meaning set forth in Section 2.10(b).

“Debtors” has the meaning set forth in the Recitals.

“Debtors’ Assignment of Claims” has the meaning set forth in Section 5.3(c).

“Debtors’ Insurance Policies” has the meaning set forth in Section 5.3(b).

“Deposit Adjustment Amount” means $750,000.

“Deposit Amount” has the meaning set forth in the Recitals.

“Designation Deadline” has the meaning set forth in Section 1.6(d).

“Disputed Contract” has the meaning set forth in Section 1.6(i).

“Disputed Contract Order” has the meaning set forth in Section 1.6(i).

“Disputed Items” has the meaning set forth in Section 1.5(b)(iii).

“Draft Allocation” has the meaning set forth in Section 4.9(d).

“Employee” means any current or former employee (whether full- or part-time), director, officer or independent contractor (who is a natural person) of the Company.

“Employee Claim Waivers” means the waiver in substantially the form set forth on Exhibit I.

“Equitable Exception” has the meaning set forth in Section 2.11(b).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company as a “single employer” within the meaning of Section 414 of the Code.

“ERISA Plans” has the meaning set forth in the definition of “Benefit Plan.”

“Escrow Account” has the meaning set forth in the Recitals.

“Escrow Agent” has the meaning set forth in the Recitals.

“Escrow Agreement” means that certain Escrow Agreement, dated as of March 1, 2023, between the Escrow Agent and certain of the Debtors.

“Estimated Closing Statement” has the meaning set forth in Section 1.4.

“Execution Date” has the meaning set forth in the Preamble.

“Final Allocation” has the meaning set forth in Section 4.9(d).

“Final Closing Statement” has the meaning set forth in Section 1.4.

“Final Order” means an Order which has not been stayed (or with respect to which any stay has been lifted) and: (i) as to which the time to file an appeal, a motion for rehearing or reconsideration (excluding any motion under Section 60(b) of the Federal Rules of Civil Procedure) or a petition for writ of certiorari has expired and no appeal, motion, stay or petition is pending; or (ii) in the event that such an appeal or petition thereof has been sought, either: (A) such Order shall have been affirmed by the highest court to which such Order was appealed or certiorari shall have been denied, and the time to take any further appeal or petition of certiorari shall have expired; or (B) such appeal, motion, stay or petition shall not have been granted and shall no longer be pending and the time for seeking such appeal, motion, stay or petition shall have expired.

“Final Order Outside Date” has the meaning set forth in Section 7.1(c)(iii).

“Final Purchase Price” means an amount in cash equal to: (a) the Purchase Price; plus (b) the Net Working Capital Surplus, if any, the Regulatory Cash Surplus, if any, and the Closing Operating Cash Amount; minus (c) the Closing Indebtedness Amount, the Net Working Capital Shortfall, if any, and the Regulatory Cash Shortfall, if any (each as set forth in the Final Closing Statement); minus (d) the Deposit Amount.

“Financial Statements” has the meaning set forth in Section 2.6.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, instrumentality, court or tribunal; provided that, for the avoidance of doubt, this definition shall not include any Self-Regulatory Organization.

“Guaranteed Obligations” has the meaning set forth in Section 8.12.

“Guarantor” has the meaning set forth in the Preamble.

“Indebtedness” means the following: (a) all indebtedness for borrowed money; (b) all obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar transaction, but only to the extent drawn upon at such time; (d) liabilities under capitalized leases, but excluding, for the avoidance of doubt, any liabilities under operating leases; (e) all obligations for the deferred purchase price of property, assets or services for earn outs, purchase price adjustments, holdbacks or other similar obligations (calculated at the full amount of the possible payment outstanding); (f) all unpaid and unfunded compensation payable by the Company under a Benefit Plan, severance payments or benefits to Employees whose employment or engagement was terminated by the Company prior to the Closing or by the Company in connection with the Transaction, nonqualified deferred compensation, all transaction, stay, change in control, retention bonuses and similar bonuses, with respect to any Employee (but, with respect to each of the foregoing in this clause (f), not including any amounts payable as a result of termination of employment combined with a change in control (i.e. “double-trigger” payments)) in each case, together with the employer portion of any payroll Taxes payable in connection therewith; (g) any fees, costs and expenses incurred on, before or in connection with, and unpaid as of, the Closing that are payable or reimbursable by the Company to third parties directly related to, the negotiation, execution and delivery of this Agreement and any other Transaction Documents (including during the sale process with respect to the Interests to any other potential bidder), and/or the consummation of the transactions contemplated hereby and thereby; (h) all unpaid or outstanding amounts payable in respect of any legal settlements entered into prior to the Closing and agreed to by the Seller; (i) Pre-Closing Taxes that have not been paid as of the Closing Date; (j) all obligations of a type referred to in clauses (a) through (i) above which the Company has guaranteed or for which the Company is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, and (k) all accrued interest, prepayment penalties, make-whole payments and termination or breakage costs or penalties with respect to any indebtedness referred to in clause (a) through (j) above.

“Initial Assignment Notice” has the meaning set forth in Section 1.6(c).

“Instrument of Assignment” means that certain instrument of assignment, in the form set forth in Exhibit C hereto, with respect to the Interests to be executed contemporaneously with the Closing by the Seller.

“Intellectual Property” means all intellectual property and similar proprietary rights arising in any jurisdiction of the world, whether registered or unregistered, including such rights in and to any of the following: (a) trademarks, service marks, logos, trade dress, trade names, and other indicia of origin, applications and registrations for the foregoing, and all goodwill associated therewith or symbolized thereby (collectively, the “Trademarks”); (b) patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, re-examinations, extensions and reissues and inventions (whether or not patentable); (c) trade secrets, know-how and confidential or proprietary information, including proprietary rights in processes, methods, algorithms, Software source code, formulae, prototypes, models, designs, customer lists and supplier lists, marketing and technical information (collectively, “Trade Secrets”); (d) copyrights, applications and registrations therefor, and renewals, extensions, restorations and reversions thereof; (e) Internet domain names; (f) data and databases and (g) Software.

“Interests” has the meaning set forth in the Recitals.

“Intercompany Payables” means all account, note or loan payables recorded on the books of the Company for goods or services purchased by or provided to the business of the Company, or advances (cash or otherwise) or any other extensions of credit to the Company from the Seller or any of its Affiliates, whether current or non-current.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the individuals set forth on Section 1.1(b) of the Seller Disclosure Schedule; provided, however, that with respect to matters related to Intellectual Property or Company IT Assets, such reasonable inquiry shall not require the Company or any of the foregoing individuals to perform any clearance searches, seek any freedom to operate or other legal opinions or otherwise conduct any additional investigations with respect to such Intellectual Property or Company IT Assets.

“Law” or “Laws” means any law, statute, ordinance, common law, rule, regulation, Order or other legal requirement enacted, issued, promulgated, enforced or entered by a Governmental Entity of competent jurisdiction.

“Lien” means any lien, charge, pledge, mortgage, easement, hypothecation, usufruct, deed of trust, security interest of whatever kind or nature, claim (including all “claims” as defined in section 101(5) of the Bankruptcy Code) or other encumbrance of any kind or nature.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” or other Software routine or hardware component that permits unauthorized access or the unauthorized disablement or erasure or other harm of Software, hardware or data.

“Material Adverse Effect” means any change, development, circumstance, fact or effect that, individually or taken together with any other changes, developments, circumstances, facts or effects is, or would reasonably be expected to be, materially adverse to the financial condition, assets, liabilities, business operations or results of operations of the Company (taken as a whole); provided, however, that for purposes of the foregoing, no change, development, circumstance, fact or effect, either alone or in combination, shall be deemed to constitute a Material Adverse Effect that is occurring, has occurred or would reasonably be expected to occur, to the extent arising from or relating or attributable to:

(a)            changes, developments, circumstances or facts in or with respect to the economy, credit, capital, securities, digital asset or financial markets or political, regulatory or business conditions in the geographic markets in which the Company has operations or its products or services are sold;

(b)            changes, developments, circumstances, facts or effects generally affecting the industries, markets or geographical areas in which the Company operates;

(c)            the negotiation, announcement, execution, pendency or performance of this Agreement or the Transactions or the Bankruptcy Proceeding, and any communication by the Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any business of the Company, including any loss or threatened loss of, or adverse change, development, circumstance or fact in or with respect to, the relationship of the Company, contractual or otherwise, with customers, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or similar relationship;

(d)            changes in or with respect to applicable accounting standards, including GAAP or in any Law of general applicability after the Execution Date;

(e)            any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings; provided that any change, development, circumstance, fact or effect underlying such failure may be taken into account in determining whether a Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur;

(f)            any change, development or effect resulting from acts of war (whether or not declared), sabotage, terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (other than cyberattacks), any weather or natural disaster, or any outbreak of illness or other public health event (or any measures taken in response thereto) or any other force majeure event (except to the extent causing any damage or destruction to or rendering unusable any material facility or property of the Company), whether or not caused by any Person (other than the Company or any of its Affiliates or Representatives);

(g)            any actions taken or not taken by the Seller or the Company pursuant to this Agreement or with the Buyer’s prior written consent or at the Buyer’s instruction (except for any obligation to operate in the ordinary course of business or similar obligation);

(h)            any change in the price or relative value of any digital currency or cryptocurrency, or any other blockchain-based tokens or assets;

(i)            any change in existence or legality of any digital currency or cryptocurrency, or any other blockchain-based token or asset, or any halt or suspension in trading of any such digital currency or cryptocurrency on any exchange;

(j) (i)     any Action approved by, motion made before or orders of the Bankruptcy Court or a court of similar jurisdiction; or (ii) the fact that the Seller and the other Debtors are operating as debtors-in-possession under the Bankruptcy Court or a court of similar jurisdiction; or

(k)            any matter that is set forth in the Disclosure Schedule.

provided, however, that, with respect to clauses (a), (b), (d), (f), (h) and (i) of this definition, such changes, developments or effects shall be taken into account in determining whether a “Material Adverse Effect” is occurring, has occurred or would reasonably be expected to occur to the extent it materially disproportionately and adversely affects the Company (taken as a whole) relative to other companies of similar size operating in the geographic markets in which the Company has operations (in which case only the incremental disproportionate impact may be taken into account, and then only to the extent otherwise permitted by this definition).

“Material Contract” has the meaning set forth in Section 2.11(a).

“Necessary Consent” has the meaning set forth in Section 1.6(h).

“Net Working Capital” means the current assets of the Company minus the current liabilities of the Company, calculated in accordance with methodologies used to calculate Net Working Capital in Exhibit H.

“Net Working Capital Shortfall” means, if Net Working Capital is less than $(288,183.10) (negative two hundred eighty-eight thousand, one hundred and eighty three dollars and ten cents), an amount equal to (i) $(288,183.10) (negative two hundred eighty-eight thousand, one hundred and eighty three dollars and ten cents) minus (ii) Net Working Capital.

“Net Working Capital Surplus” means, if Net Working Capital is greater than $188,183.10 (one hundred eighty-eight thousand, one hundred and eighty three dollars and ten cents), an amount equal to (i) Net Working Capital minus (ii) $188,183.10 (one hundred eighty-eight thousand, one hundred and eighty three dollars and ten cents).

“NFA” means the National Futures Association.

“Non-Executory Assigned Contract” has the meaning set forth in Section 1.6(j) .

“Notice of Disagreement” has the meaning set forth in Section 1.5(b)(ii).

“OFAC” means the Office of Foreign Assets Control.

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated or with which such Software is combined or distributed or that is derived from or links to such Software, be disclosed or distributed in source code form, be licensed, for the purpose of making derivative works, or be subject to any restriction on the consideration to be charged for the distribution or licensing thereof (including Software licensed under the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Mozilla Public License, BSD licenses, Microsoft Shared Source License, Common Public License, Netscape Public License, Sun Community Source License, Sun Industry Standards License, Apache License and any license listed at www.opensource.org).

“Open Source Software License Requirements” has the meaning set forth in Section 2.14(g).

“Operating Cash” of the Company as of any date means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents (excluding, for the avoidance of doubt, Restricted Cash and any Regulatory Cash forming a portion thereof), funds in time and demand deposits or similar accounts, cash security deposits and other cash collateral posted with vendors, landlords and other parties; provided that Operating Cash shall (without duplication): (x) be increased by checks, drafts and other similar instruments in transit that have been received by, but not deposited into the bank accounts of, the Company; and (y) be reduced by the aggregate amount of all checks, drafts and other similar instruments issued and outstanding but uncleared as of such time.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.

“Organizational Documents” has the meaning set forth in Section 2.2(b).

“Outbound Intellectual Property License” means any Contract pursuant to which the Company or the Seller or any of the other Debtors has granted any license, covenant not to sue or other rights under any (i) Business Intellectual Property or (ii) Acquired Data.

“Parties” or “Party” has the meaning set forth in the Preamble.

“Permit” means all permits, licenses, franchises, variances, exemptions, orders, certifications, registrations and other authorizations, consents and approvals of all Governmental Entities necessary to conduct business.

“Permitted Encumbrances” means (a) any Liens that are expressly permitted by the Sale Order to remain attached to the Interests following the Closing, (b) any Lien on the Interests that will be expunged, released or discharged at the Closing by operation of the Sale Order and (c) non-exclusive licenses granted with respect to Intellectual Property or Company IT Assets in the ordinary course of business consistent with past practice to customers or end-users for their use of the Company’s products and services relating thereto.

“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust or other entity.

“Personal Information” means any information that: (a) identifies or could reasonably be used to identify an individual or household; or (b) constitutes “personal information,” “personal data”, “personally identifiable information” or a substantially similar term as defined in applicable Laws concerning the privacy and security of personal information.

“Pre-Closing Period” means all taxable years or other taxable periods (or portions thereof) that end on or before the Closing and shall include the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means any Taxes of the Company (or for which the Company is liable) relating or attributable to any Pre-Closing Period and shall include any Taxes for which the Company is liable with respect to any bonuses, option cashouts or other compensatory payments made to employees or directors of the Company in connection with the transactions contemplated by this Agreement.

“Privacy and Security Requirements” has the meaning set forth in Section 2.14(m).

“Privacy Laws” means any and all applicable Laws worldwide relating to privacy or data security, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, and all applicable Laws requiring notification in connection with a Security Incident, including the California Consumer Privacy Act of 2018, (as amended by the California Privacy Rights Act of 2020), the Virginia Consumer Data Protection Act, the Illinois Biometric Information Privacy Act, Title V of the Gramm-Leach-Bliley Act, Section 5 of the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, state data breach notification Laws, state data security Laws, state social security number protection Laws, and any other Laws, binding guidelines, binding industry standards and binding codes of practices, in each case, concerning data protection, information security, cybercrime, data breach notification, social security number protection, outbound communications and/or electronic marketing (including e-mail marketing, telemarketing and text messaging), use of electronic data and privacy matters.

“Purchase Price” has the meaning set forth in Section 1.1.

“Recent Balance Sheet” has the meaning set forth in Section 2.6.

“Recent Balance Sheet Date” has the meaning set forth in Section 2.6.

“Regulatory Cash” means the cash and cash equivalents of the Company calculated in accordance with the “Restricted Cash” line item on the Recent Balance Sheet.

“Regulatory Cash Shortfall” means to the extent, if any, to which the Target Regulatory Cash exceeds the actual Regulatory Cash as of the Closing Date.

“Regulatory Cash Surplus” means the extent, if any, to which Regulatory Cash as of the Closing Date exceeds the Target Regulatory Cash.

“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Resolution Period” has the meaning set forth in Section 1.5(b)(ii).

“Restricted Cash” means cash or cash equivalents that: (a) are required to be held as cash or cash equivalents by the Company to satisfy any applicable regulatory or contractual requirements as of such date (including amounts required to be held for potential margin calls or used as trading collateral); and (b) the Company is otherwise restricted from dividending or distributing to its shareholders or other equity interest holders prior to Closing pursuant to applicable Law or Contract, including letters of credit, credit support arrangements, including, for the avoidance of doubt, all Regulatory Cash and all participant margin deposits.

“Review Period” has the meaning set forth in Section 1.5(b)(i).

“Sale Hearing” has the meaning set forth in the Recitals.

“Sale Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction that is in form and substance reasonably acceptable to the Buyer and substantially in the form of the order attached as Exhibit B hereto, subject to: (a) immaterial modifications or clarifications; or (b) such other changes to which the Buyer consents (such consent not to be unreasonably withheld).

“Sale Order Outside Date” has the meaning set forth in Section 7.1(c)(iii).

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any breach, misuse, intrusion or actual or suspected unauthorized access to, or acquisition, modification, use, destruction, theft, loss, disclosure of, or rendering unavailable or inaccessible (including through a ransomware attack) of the Company IT Assets or any Personal Information maintained by or on behalf of the Company or the Seller or any of its Affiliates (other than the Company).

“SEF” has the meaning set forth in Section 2.10(b).

“Self-Regulatory Organization” means any domestic or foreign securities exchange, commodities exchange (including, for the avoidance of doubt, cryptocurrency exchanges or exchanges relating to derivatives thereon), registered securities association, NFA, and any other board or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, designated contract market or other board of trade, futures exchange, futures commission merchants, electronic communication networks, investment companies or investment advisers.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” has the meaning set forth in Article II.

“Seller Fundamental Representations” means Section 2.1 (Ownership of Interests), Section 2.2 (Organization, Good Standing and Qualification), Section 2.3 (Capital Structure), Section 2.4(a) (Authority; Approval) and Section 2.15 (Brokers and Finders).

“Seller Parties” means, collectively: (i) the Seller; (ii) each of the current or former Affiliates of the Seller; and (iii) each of the current or former officers, directors, employees, equityholders, partners, stockholders, members, direct and indirect owners, managers, advisors, predecessors, successors and assigns of any of the Persons described in clause (i) or clause (ii) of this definition, and each of the Affiliates of any of the Persons described in this clause (iii).

“Seller Tax Group” means any affiliated, consolidated, combined, unitary or similar group for Tax purposes which the Seller or any of its Affiliates is a member, other than such group solely between or among the Company and its Subsidiaries (if any).

“Short Form Domain Name Assignment Agreement” has the meaning set forth in Section 4.13(b).

“Short Form Trademark Assignment Agreement” has the meaning set forth in Section 4.13(b).

“Software” means any and all computer programs, applications, development tools, interfaces, modules, platforms, engines, databases, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, computerized databases and other computerized compilations and collections of data or information, user interfaces, and application programming interfaces, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, together with input and output formats and all documentation including user manuals and other training documentation relating to any of the foregoing.

“Specified Business Conduct Laws” means: (i) the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anticorruption laws; (ii) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union and all anti-boycott or anti-embargo Laws; and (iii) all Laws relating to the import, export, re-export, transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State.

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Target Regulatory Cash” means $14,659,616.10.

“Tax” or “Taxes” means, whether disputed or not: (a) any and all U.S. federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, social security, unemployment, disability, use, property, withholding, excise, production, unincorporated business, value-added, license, registration, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; (b) any liability for the payment of any amounts of the type described in clause (a) above as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period; and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for Taxes of a predecessor or transferor, by Contract or otherwise by operation of Law.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, and any amendments thereto) or any other document required to be supplied, filed or maintained with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 7.1(c)(i).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Assumption and Assignment Agreement, the Instrument of Assignment, the Short Form Trademark Assignment Agreement, the Intellectual Property Assignment Agreement, the Short Form Domain Name Assignment Agreement and all other ancillary agreements to be entered into by, or documentation delivered by, any Party pursuant to this Agreement.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 4.9(b).

“Transferred IP Assets” has the meaning set forth in Section 4.13(c).

“Waived 280G Benefits” has the meaning set forth in Section 4.10.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

Exhibit B

FORM OF SALE ORDER

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained herein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of this schedule to the Securities and Exchange Commission upon request.

B-1

Exhibit C

FORM OF INSTRUMENT OF ASSIGNMENT

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained herein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of this schedule to the Securities and Exchange Commission upon request.

C-1

Exhibit D

Form of Assumption and Assignment Agreement

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained herein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of this schedule to the Securities and Exchange Commission upon request.

D-1

Exhibit E

Form of SHORT FORM Trademark Assignment Agreement

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained herein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of this schedule to the Securities and Exchange Commission upon request.

E-1

Exhibit f

FORM OF SHORT FORM Domain Name Assignment Agreement

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained herein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of this schedule to the Securities and Exchange Commission upon request.

F-1

Exhibit G

Form of Intellectual Property Assignment Agreement

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained herein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of this schedule to the Securities and Exchange Commission upon request.

G-1

Exhibit H

Net Working Capital

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained herein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of this schedule to the Securities and Exchange Commission upon request.

H-1

EXHIBIT I

FORM OF EMPLOYEE CLAIM WAIVER

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained herein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of this schedule to the Securities and Exchange Commission upon request.

I-1